Exhibit 10.1

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made as of the 1 day of September, 2016 (the “Agreement”).

AMONG:

EMERGEIT INC., a corporation incorporated under the laws of the Province of Ontario, with its registered office at 3350 Fairview Street, Suite 3-232, Burlington, Ontario, Canada, L7N 3L5 (“EmergeIT”);

- AND –

2534845 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario, with its registered office at 3350 Fairview Street, Suite 3-232, Burlington, Ontario, Canada, L7N 3L5 (“Exchangeco”);

- AND –

PAID INC., a corporation incorporated under the laws of the State of Delaware, with its registered office at 200 Friberg Parkway, Westborough, Massachusetts, 01581 (“Paid”);

- AND –

2534841 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario, with its registered office at 3350 Fairview Street, Suite 3-232, Burlington, Ontario, Canada, L7N 3L5 (“Callco”);

WHEREAS EmergeIT was incorporated pursuant to the provisions of the Business Corporations Act (Ontario) (the “Act”) by Certificate and Articles of Incorporation dated April 15, 2008, and its authorized capital consists of an unlimited number of Class A special shares, an unlimited number of Class B special shares, an unlimited number of Class C special shares, an unlimited number of Class A common shares, and an unlimited number of Class B common shares, of which 7,000 Class A common shares and 3,137 Class B common shares have been issued and are currently outstanding;

AND WHEREAS Paid was incorporated pursuant to the provisions of the Delaware Code by Certificate and Articles of Incorporation dated August 9, 1995, as amended, and its authorized capital currently consists of 11,000,000 common shares, of which 10,989,608 common shares have been issued and are currently outstanding;

AND WHEREAS Exchangeco was incorporated pursuant to the provisions of the Act by Certificate and Articles of Incorporation dated August 31, 2016, and its authorized capital consists of an unlimited number of common shares, of which 100 common shares have been issued and are currently outstanding, and an unlimited number of preferred shares;

AND WHEREAS Callco was incorporated pursuant to the provisions of the Act by Certificate and Articles of Incorporation dated August 31, 2016, and its authorized capital consists of an unlimited number of common shares, of which 100 common shares have been issued and are currently outstanding;

AND WHEREAS this Agreement contemplates and describes a business combination of EmergeIT and Paid, summarized as follows:

•	the business combination will be implemented under the provisions of the Act by way of an amalgamation;

•
to implement this amalgamation, Paid will incorporate under the Act (i) a wholly owned Canadian subsidiary (Callco) the shares of which are held by Paid and (ii) a separate Canadian subsidiary (Exchangeco) the shares of which are held by Callco;

•	Exchangeco will amalgamate with EmergeIT and continue as an amalgamated company under the name ShipTime Canada Inc. (and referred to herein as ShipTime or Amalco);

•
Paid will also cause its name to be changed to ShipTime US Inc. and cause certain amendments to be made to its charter to provide for the issuance of the shares of common stock and preferred stock to the holders of exchangeable preferred shares of Amalco;

•
the shareholders of EmergeIT will receive on the effective date of such amalgamation exchangeable preferred shares of Amalco, which securities are in turn exchangeable by their holders for shares of common stock and preferred stock of Paid, or (if they elect to dissent in accordance with the provisions of the Act) exercise their right to dissent and receive the fair value for their shares of EmergeIT, such preferred stock of Paid being pure preferred stock as defined in Section 1504(a)(4) of the United States Internal Revenue Code;

•
Paid will enter into a support agreement with Amalco covenanting and agreeing to ensure that sufficient shares of common stock and preferred stock of Paid are available, as and when required, to support the right of the holders of exchangeable preferred shares of Amalco to receive such securities on the exercise of their exchange rights;

•
Callco will be permitted to require the exchange of exchangeable preferred shares of Amalco for shares of Paid, in specified circumstances, by exercising a call option to purchase their exchangeable preferred shares in exchange for securities of Paid;

•
certain agreements will be entered into among the principal shareholders of Paid and EmergeIT to provide for the appointment of nominees to the board of directors of each of Paid and to provide for certain restrictions on the business of Paid and ShipTime until the exchange rights of the holders of the Amalco exchangeable preferred shares have been fully exercised; and

•
when the exchange rights of the former EmergeIT shareholders have been fully exercised, and assuming no adjustments under the provisions of this Agreement providing for indemnification in certain circumstances described below, the shareholders of EmergeIT would own approximately 79.5% of the issued and outstanding voting securities of Paid, based on the current number of issued and outstanding securities of Paid, with the remaining shares of Paid being held by its current stockholders.

AND WHEREAS the parties to this Agreement, having made full disclosure each to the others, of all their respective assets and liabilities, have determined that it is desirable that the amalgamation of EmergeIT and Exchangeco should be effected and, acting under the authority contained in the Act, have agreed to amalgamate and continue as one corporation upon the terms and conditions set out in this Agreement.

THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE 1
GENERAL

1.1	Defined Terms

Capitalized terms used in this Agreement (including the recitals) and not otherwise defined shall have the meanings ascribed to such terms in Schedule “A”.

1.2	Amalgamation

(a) The parties hereto agree to effect the combination of an amalgamation among EmergeIT and Exchangeco under the provisions of the Act, effective on or about August 31, 2016 (the actual date of such amalgamation, as evidenced by the filing and issuance of a certificate of amalgamation under the Act, being the “Effective Date”).

(b) In furtherance of the completion of this Transaction on the Effective Date, (i) EmergeIT prepared and mailed as of July 25, 2016 a notice of meeting and form of proxy in compliance with applicable corporate and securities laws to the EmergeIT Shareholders, together with a draft copy of this Agreement; (ii) EmergeIT has called and held the EmergeIT shareholders meeting on August 5, 2016 for the purpose of approving the amalgamation resolution (the “Amalgamation Resolution”) which resolution has been approved; and (iii) Callco, as the sole shareholder of Exchangeco, has approved the Amalgamation Resolution.

(c) Upon the satisfaction of the conditions precedent contained in this Agreement, including without limitation the receipt and approval of any shareholder consents and approvals required by Paid, and the completion of all regulatory filings required to be made on behalf of Paid in connection with the completion of the transactions contemplated hereby, EmergeIT and Exchangeco shall jointly complete and file Articles of Amalgamation, in duplicate, substantially in the form set forth in Schedule “B” hereto (with such modifications thereto as are mutually agreed by Paid and EmergeIT prior to the Effective Date), with the Director appointed under the Act, giving effect to the amalgamation of EmergeIT and Exchangeco upon and subject to the terms of this Agreement.

(d) Upon the issue of a Certificate of Amalgamation giving effect to the amalgamation:

(i) EmergeIT and Exchangeco shall be amalgamated and shall continue as one corporation (hereinafter referred to as “Amalco”) effective as of the Effective Date under the terms and conditions prescribed in this Agreement;

(ii) Amalco shall possess all the property, rights, privileges and franchises and be subject to all the liabilities, including civil, criminal and quasi-criminal, and all the contracts, liabilities and debts of each of EmergeIT and Exchangeco;

(iii) a conviction against, or ruling, order or judgment in favour of or against EmergeIT or Exchangeco may be enforced by or against Amalco;

(iv) the Articles of Amalgamation of Amalco shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco; and

(v) Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against EmergeIT or Exchangeco, before the Amalgamation has become effective.

(e) The name of Amalco shall be ShipTime Canada Inc., or such other name determined by EmergeIT in its discretion on or prior to the Effective Date, failing which Amalco shall have the numbered company name issued and assigned by the Director under the Act.

(f) The registered office of Amalco shall be at 3350 Fairview Street, Suite 3-232, Burlington, Ontario, Canada, L7N 3L5.

(g) There shall be no restrictions on the business that Amalco may carry on or on the powers Amalco may exercise.  The articles of amalgamation of Amalco will contain customary share transfer restrictions requiring the consent of the board of directors of Amalco to any transfer of securities in addition to any other consent or approval required under applicable laws.

(h) The by-laws of Amalco shall be the same as the existing by-laws of EmergeIT. A copy of the proposed by-laws of Amalco may be examined at the following address: 3350 Fairview Street, Suite 3-232, Burlington, Ontario, Canada, L7N 3L5.

(i) The board of directors of Amalco shall consist of a minimum of one (1) director and a maximum of ten (10) directors, until changed in accordance with the Act, with the initial number of directors of Amalco being fixed at three (3) person(s) and with the first directors of Amalco being:

Name	Resident Canadian
Allan Pratt	Yes
W. Austin Lewis, IV	No
Laurie Bradley	No

(j) The first directors shall hold office until the first annual meeting of the shareholders of Amalco, or until their successors are elected or appointed in accordance with the by-laws of Amalco and the Act.  The subsequent directors shall be elected each year thereafter by ordinary resolution at either an annual meeting of the shareholders or a special meeting of the shareholders by a majority of the votes cast at such meeting.  The directors shall manage or supervise the management of the business and affairs of Amalco, subject to the provisions of the Act.

(k) The executive officers of Amalco upon completion of the Amalgamation shall be:

Allan Pratt	President
Allan Pratt	Chief Executive Officer
W. Austin Lewis, IV	Chief Financial Officer

(l) Amalco shall be authorized to issue an unlimited number of common shares, and an unlimited number of exchangeable preferred shares issuable in series (the “Exchangeable Shares”) having the rights, privileges, restrictions and obligations set out in the Articles of Amalgamation.

(m) On or prior to the Effective Date, Paid shall enter into a support agreement with Amalco (the “Support Agreement”) pursuant to which Paid will agree to ensure that Amalco maintains enough cash on hand to pay dividends on its shares equal to the dividends that Paid will pay on its own shares, that there are sufficient duly authorized shares that have been reserved for issuance by Paid upon exercise of Callco’s call option, or a retraction, redemption, liquidation or dissolution of Amalco, and that the economic equivalence of Amalco’s and Paid’s Shares is maintained.

(n) On or prior to the Effective Date, Paid/Callco shall enter into an exchange and call rights agreement with Amalco on behalf of each of the former EmergeIT Shareholders, providing for the exchange of the Exchangeable Shares for Paid Shares (the “Exchange and Call Rights Agreement”).

(o) On or prior to the Effective Date, Paid shall enter into a sole shareholder declaration with respect to Amalco providing for such terms with respect to the conduct of the business operations of Callco and the approval of fundamental changes in its business and operations as are mutually agreed between Paid and EmergeIT.

(p) The amalgamation will be effected on the following basis, with adjustments thereto as the boards of directors of EmergeIT and PAID may permit or require prior to the Effective Date:

(i) Each one (1) Class A common share of EmergeIT shall be exchanged for 1 Exchangeable Share (which shares are exchangeable for 480 shares of common stock and 3,344 shares of preferred stock of Paid);

(ii) Each one (1) Class B common share of EmergeIT shall be exchanged for 1 Exchangeable Share (which shares are exchangeable for 480 shares of common stock and 3,344 shares of preferred stock of Paid);

(iii) Each one (1) common share of Exchangeco shall be exchanged for 1 common share of Amalco; and

(iv) The result of the foregoing will be the share issuances set forth in Schedule “C”, such that following completion of the amalgamation, on the Effective Date, there will be:

(A) 10,989,600 shares of common stock of PAID Inc. issued and outstanding;

(B) 5,500,000 shares of common stock of Paid and 38,250,000 shares of preferred stock of PAID Inc. authorized and reserved for issuance on the exercise of the exchange rights attaching to the Exchangeable Shares;

(C) 100 common shares of Amalco, all of which are owned by Callco;

(D) 11,437 Exchangeable Shares of Amalco issued and outstanding, all of which shares are issued to the former shareholders of EmergeIT, and which shares are exchangeable for 5,500,000 shares of common stock of Paid and 38,250,000 shares of preferred stock of Paid;

(E) Certificates representing 5,500,000 shares of common stock allocable to the shareholders of Amalco on the exercise of the exchange rights attaching to their Exchangeable Shares will be deposited into escrow with an escrow agent in accordance with the provisions of Article 9 to be issued or cancelled in connection with the satisfaction of the indemnification obligations of EmergeIT thereunder; and

(F) 5,500,000 additional shares of common stock of Paid shall be allotted and reserved for issuance if, as or when required under this Agreement and a duly executed and irrevocable direction with respect to the issuance of all or such portion of such securities as is required under this Agreement shall be deposited into escrow with an escrow agent in accordance with the provisions of Article 9 to be issued or cancelled in connection with the satisfaction of the indemnification obligations of Paid, Callco and Exchangeco.

(v) The shares of common stock and preferred stock issuable to EmergeIT under  (iv)(B) above shall be increased or decreased, as the case may be, to reflect the adjustments (if any) required as a result of the determination of the Net Working Capital Amount of each of EmergeIT and PAID  as described in Schedule “C”.

(q) Amalco shall add to the stated capital maintained in respect of the common shares and the preferred shares an amount equal to the aggregate paid-up capital for purposes of the Income Tax Act (Canada) of the EmergeIT Shares and the Exchangeco Shares, as the case may be, immediately prior to the amalgamation (less the paid-up capital of any EmergeIT Shares held by Dissenting EmergeIT Shareholders who do not exchange their EmergeIT Shares for Amalco Shares on the amalgamation).

(r) No fractional Amalco Shares shall be issued to holders of EmergeIT Shares or Exchangeco Shares; in lieu of any fractional entitlement, the number of Amalco Shares to be issued to each holder of EmergeIT Shares or Exchangeco Shares shall be rounded down to the next lesser whole number of Amalco Shares.

(s) At the Effective Date:

(i) subject to subsection 1.2(r) the registered holders of EmergeIT common shares shall become the registered holders of the Amalco Exchangeable Shares to which they are entitled, calculated in accordance with the provisions hereof, and the holders of share certificates representing such EmergeIT Shares may surrender such certificates to Amalco or to its transfer agent or other designated depositary and, upon such surrender, shall be entitled to receive and, as soon as reasonably practicable and in any event within ten (10) business days following the Effective Date shall receive, share certificates representing the number of Amalco Exchangeable Shares to which they are so entitled, provided that certificates being delivered to holders resident in Canada shall bear on the face thereof the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE OF THE CORRESPONDING SHARE CERTIFICATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR STATE SECURITIES LAWS.  THE HOLDER HEREOF AGREES FOR THE BENEFIT OF SHIPTIME CANADA INC. AND ANY SUCCESSOR ENTITY (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ONLY AFTER PROVIDING A LEGAL OPINION SATISFACTORY TO THE CORPORATION, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATIONS UNDER THE U.S. SECURITIES ACT, (C) INSIDE THE UNITED STATES PURSUANT TO EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER OR (D) INSIDE THE UNITED STATES PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION;

(ii) each EmergeIT Shareholder shall become the registered holder of the Amalco Exchangeable Shares to which it is entitled, calculated in accordance with the provisions hereof, and shall be entitled to receive a share certificate representing the number of Amalco Exchangeable Shares to which it is entitled, calculated in accordance with the provisions hereof; and

(iii) each EmergeIT Shareholder who is not a resident of Canada may elect, at its option, to directly receive instead of Exchangeable Shares the number of shares of common stock and preferred stock of Paid they would be entitled to receive, on an as if converted basis, if they were the holder of and had already exercised their exchange rights with respect to the Exchangeable Shares allocable to such holder under this Agreement.

(t) Each EmergeIT Share held by an EmergeIT Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to Amalco, and Amalco shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 2 hereof, and the name of such holder shall be removed from the securities register of Amalco as a former holder of EmergeIT Shares, and their right to obtain Exchangeable Shares shall be extinguished.

(u) If an EmergeIT Dissenting Shareholder fails to perfect or effectively withdraws its claim under the Act or forfeits its right to make a claim under the Act or if its rights as an EmergeIT Shareholder are otherwise reinstated such holder’s EmergeIT Shares shall thereupon be deemed to have been converted as of the Effective Date as prescribed by subsection 1.2(s)(i) or 1.2(s)(ii) as the case may be.

(v) Subject to the provisions of the Act, the following provisions shall apply to Amalco:

(i) Without in any way restricting the powers conferred upon Amalco or its board of directors by the Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors of Amalco may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deemed expedient:

(A) borrow money upon the credit of Amalco;

(B) issue, re-issue, sell or pledge debt obligations of Amalco;

(C) subject to the provisions of the Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

(D) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco.

(ii) The board of directors may from time to time delegate to a director, a committee of the directors or an officer of Amalco any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

(w) Outstanding Exchange Options:

No options having been granted, and no options being currently issued and outstanding to acquire any securities in the capital of either of EmergeIT or Exchangeco, other than as set forth in (x) below, no further action, step or proceeding is required to provide for any cancellation, exchange or transfer of options to acquire securities of any of such companies.

(x) Issuance of Replacement Warrants and other Contingent Securities:

Subject to the receipt of all necessary regulatory approvals at or immediately following the Effective Date:

(i) The convertible debenture of EmergeIT in favour of Lewis Asset Management Inc. in the principal amount of $400,000 will be converted for 720 Class B common shares as set forth in Schedule “C”;

(ii) Each holder of unexercised EmergeIT Warrants will exchange such EmergeIT Warrants for Replacement Warrants to acquire that number of Amalco Exchangeable Shares set forth in Schedule “C” (the “Replacement Warrant Shares”);

(iii) Each Replacement Warrant issued to such holder in exchange for an EmergeIT Warrant will have an exercise price and expiry set forth in Schedule “C”;

(iv) Other than the number and exercise price, which will be as specified above, the terms and conditions of the Replacement Warrants will be identical to those of the EmergeIT Warrants; and

(v) The board of directors of Amalco will approve the transfer of certain common shares of EmergeIT from Allan Pratt, Barbara Pratt, and/or the Pratt Family Trust as set forth in Schedule “C” immediately following the Effective Date to satisfy certain obligations of the transferors to the transferees thereof and to permit the issuance of Exchangeable Shares to such transferees.

(y) As a condition of these transactions, the board of directors of EmergeIT (i) shall approve the amalgamation and authorize the entering into and execution of this Agreement, and the performance of its provisions by EmergeIT; (ii) has determined that the amalgamation is fair to the EmergeIT Shareholders and in the best interests of EmergeIT and all of its shareholders; and (iii) unanimously recommends that EmergeIT Shareholders vote in favour of the Amalgamation Resolution, and execute and deliver the Transaction Agreements.

(z) As a condition to these transactions, Paid shall amend its charter to provide for the creation and reservation for issuance as of the Effective Date of the shares of common stock and preferred stock to be issued to the holders of exchangeable preferred shares of Amalco on the exchange of such securities as contemplated by this Agreement. As previously stated, such preferred stock of Paid shall be pure preferred stock as defined in Section 1504(a)(4) of the United States Internal Revenue Code. In the event of any conflict or inconsistency between the provisions of Section 1504(a)(4) and the provisions of this Agreement or the provisions of any other transaction agreement pertaining to the Exchangeable Shares or the shares of common stock and preferred stock of Paid issuable on the exchange of such securities, or the provisions of any of the constating documents of Paid or Amalco, or in the event of any of such provisions would cause or result in the characterization of any such securities being anything other than “pure preferred stock” within the meaning of that section, such provisions shall be and be deemed to have been amended as of the Effective Date in such manner as the board of directors of Paid or EmergeIT as the case may be determines to be necessary or advisable to avoid or eliminate the characterization or treatment of the shares of preferred stock of Paid issuable on the exercise of the Exchangeable Shares as being any type of security other than pure preferred stock.

(aa) Each of EmergeIT, Paid, Exchangeco and Callco shall not, nor shall each of their respective directors, officers, agents, advisors, or representatives, prior to the Effective Date or the termination of this Agreement, whichever is sooner, directly or indirectly solicit, initiate, negotiate, encourage, or consider any inquiries or proposals from any Person who is not a party to this Agreement relating to any transaction(s) involving:

(i) the sale of any of their respective business operations or all or substantially all of their assets (other than in the ordinary course of business);

(ii) their respective equity securities; or

(iii) any merger, consolidation, combination or similar transaction involving any of the parties hereto.

(bb) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Date (notwithstanding the approval of the Amalgamation Agreement, Amalgamation Resolution, or the Transaction by the EmergeIT Shareholders or by Callco as the sole shareholder of Exchangeco):

(i) By mutual written agreement of the parties;

(ii) By either EmergeIT or Exchangeco if:

(A) the Effective Date shall not have occurred on or before October 31, 2016 or such later date as the parties may agree in writing, except that the right to terminate the Amalgamation Agreement under this provision shall not be available to any party whose failure to perform or fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Date to occur by such date;

(B) after the date of the Amalgamation Agreement, there shall be enacted or made any applicable Law that makes consummation of the Transaction illegal or otherwise prohibited or enjoins any party from consummating the Transaction;

(C) the Amalgamation Resolution shall have failed to receive the requisite vote of the EmergeIT Shareholders for approval at the EmergeIT shareholders meeting in accordance with applicable Laws;

(D) the holders of 25% or more of the securities of EmergeIT authorized to vote on the Transaction have exercised their dissent rights under the Act with respect to the Transaction; or

(E) the board of directors and stockholders of Paid do not approve the completion of the transactions contemplated by this Agreement on terms and conditions acceptable to emergeIT on or prior to October 15, 2016.

(cc) This Agreement may be amended or modified in such manner as the boards of directors of Callco and Exchangeco may permit or require at any time prior to the Effective Date, without the requirement or necessity of any further or other shareholder approval, unless the board of directors of either Callco or Exchangeco determines that such amendment or modification is material to the business, assets, properties, liabilities or operations of Amalco.

1.3	Schedules

The following schedules are attached and form an integral part of this Agreement:

a)	Schedule A – Definitions

b)	Schedule B – Prescribed Form of Articles of Amalgamation

c)	Schedule C – Post-Closing Pro Forma Capitalization Table for Amalco and Net Working Capital Amount Adjustment

d)	Schedule D – Dissent Rights

e)	Schedule E - Disclosure Schedule

f)	Schedule F – Financial Statements of EmergeIT as of December 31, 2015

g)	Schedule G – Form 10Q Quarterly Report for Paid as of March 31, 2016

ARTICLE 2
DISSENT RIGHTS AND PROFESSIONAL ADVICE

2.1	Dissent Rights.

Holders of EmergeIT Shares may exercise rights of dissent (“Dissent Rights”) from the Amalgamation Resolution pursuant to and in the manner set forth under the Act, provided the written objection to the Amalgamation Resolution must be sent to EmergeIT by holders who wish to dissent and received by EmergeIT prior to the EmergeIT Meeting or any date to which the Meeting may be postponed or adjourned.

A summary of such Dissent Rights is set forth in Schedule “D”.  Shareholders wishing to exercise such rights should obtain their own legal, financial and professional advice with respect to such decision.

2.2	Consequences of Exercise of Dissent Rights

Holders who exercise such rights of dissent and who are ultimately entitled to be paid fair value for their EmergeIT Shares, which fair value shall be the fair value of such shares as at the close of business on the day prior to the EmergeIT Shareholders Meeting and who are paid an amount equal to such fair value by or on behalf of Amalco shall cease to have any rights as shareholders of the Corporation other than such rights as dissenting shareholders or former shareholders as are set forth under the Act.

Holders who exercise such rights of dissent and who are ultimately not entitled, for any reason, to be paid fair value for their EmergeIT Shares shall be deemed to have participated in the amalgamation, as of the Effective Time, on the same basis as a non-dissenting holder of EmergeIT Shares and shall be entitled to receive only the consideration contemplated in subsection 1.2(s) hereof that such holder would have received pursuant to the amalgamation if such holder had not exercised Dissent Rights.

2.3	Requirement for Strict Compliance and Independent Advice

Nothing in this Agreement affects or reduces in any way the requirement of any holder of EmergeIT Shares who wishes to exercise Dissent Rights from strictly complying with the provisions of the Act and holders of EmergeIT Shares wishing to exercise such rights are obligated to do so.  Any shareholder wishing to exercise such rights should consult with their own legal, financial and other professional advisors on a timely basis prior to the date of the Meeting if they wish to avail themselves of such rights.

2.4	Tax and Other Financial Advice; Alternative Transaction Options

The Amalgamation contemplates the issuance to the shareholders of EmergeIT exchangeable preferred shares of Amalco. Shareholder(s) who are not Canadian residents within the meaning of the Income Tax Act (Canada) and who request the ability to do so, may require the direct issuance by Paid of the shares of common stock and preferred stock that such shareholder(s) would otherwise be entitled to receive on the amalgamation if their exchangeable preferred shares of Amalco were immediately exchanged for such shares of common stock and preferred stock of Paid.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EMERGEIT

EmergeIT represents and warrants to all other parties hereto, that the statements contained in this Article 3 are true and correct except as set forth on the Disclosure Schedule (attached hereto as Schedule “E”) delivered to all parties concurrently upon execution of this Agreement, and EmergeIT acknowledges that the other parties are relying upon the representations and warranties in connection with the amalgamation. For the purposes of this Article 3, unless the context clearly requires otherwise, all references to EmergeIT shall include any and all predecessors of EmergeIT.

3.1	Authorized and Issued Capital

Set out in Schedule “E” is the authorized capital of EmergeIT together with a list of registered owners of the EmergeIT Shares, including the holders of certain contingent rights or claims with respect to such securities which rights and claims are to be satisfied as of the Effective Date with no increase in the aggregate number of exchangeIT shares issued and outstanding.   The implementation of the amalgamation will not violate, contravene, breach or offend against or result in any default under any Contract, charter or by-law provision, Order, judgment, decree, license, permit or Law, to which EmergeIT is a party or subject or by which EmergeIT is bound or affected.

3.2	Capacity and Due Authorization

EmergeIT has all necessary power and capacity to execute and deliver this Agreement, and all other agreements and instruments to be executed by it as contemplated by this Agreement, and to enter into and implement the amalgamation and to perform its obligations hereunder.

3.3	No Other Agreements

Except as disclosed herein, EmergeIT, has not granted any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from EmergeIT of any of its securities.

3.4	Residence

Each EmergeIT Shareholder other than John Smith, W. Austin Lewis, IV, and Andrew Morrison is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

3.5	Incorporation and Corporate Power

EmergeIT is a corporation incorporated and organized under the laws of Ontario and is a valid and subsisting corporation under such laws. EmergeIT has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted.

3.6	Subsidiaries and Investments

Schedule “E” sets out all the Subsidiaries and investments EmergeIT has in any other entity.  All representations and warranties set out in this Agreement are also given mutatis mutandis, in respect of each subsidiary but to the best of the knowledge and belief of the party providing the representations and warranties.  In addition, Schedule “E” sets out any exceptions to all the representations and warranties with respect to such entities.

3.7	Capitalization

All of the EmergeIT Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares.  Except as disclosed in Schedule “E”, there are no options, warrants or other rights to purchase shares or other securities of EmergeIT and no securities or obligations convertible into or exchangeable for shares or other securities of EmergeIT have been authorized or agreed to be issued or are outstanding.

3.8	Securities Laws

EmergeIT is not a “reporting issuer” as defined in National Instrument 45-106.

3.9	Regulatory Approvals

Other than as set out in Schedule “E”, and except for the filing of Articles of Amalgamation in prescribed form with the Director under the Act and the issuance of a Certificate of Amalgamation with respect thereto, and the filing of financial statements and tax returns in respect of the period up to the Effective Date resulting from the amalgamation, no approval, Order, consent of or filing with any Governmental Authority is required on the part of EmergeIT in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of its obligations under this Agreement or any other documents and agreements to be delivered by such parties under this Agreement.

3.10	Financial Statements

The EmergeIT Financial Statements, attached hereto as Schedule “F”, have been prepared on a basis consistent with that of the preceding periods, are complete and accurate and present fairly:

(a) all of the assets, liabilities and financial position of EmergeIT as at the date(s) of the relevant statement(s); and

(b) the revenue, earnings, results of operation and changes in financial position of EmergeIT for the period(s) covered by the Financial Statements.

3.11	No Undisclosed Liabilities

Except as disclosed in the Financial Statements, EmergeIT does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which continue to be outstanding.

3.12	Absence of Contingent Liabilities

EmergeIT has not given or agreed to give, nor is EmergeIT a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which EmergeIT is contingently responsible for such indebtedness or other obligations.

3.13	Business in Compliance with Law

The operations of EmergeIT have been and are now conducted in compliance with all Laws of the province of Ontario and of Canada, the Laws of which have been and are now applicable to the business or products of EmergeIT, and there is no investigation or inquiry, Order, decree or judgment of any court of competent jurisdiction or any governmental agency or regulatory body outstanding or anticipated against any such entity and none of such entities have received any notice of any alleged violation of any such Laws.

3.14	Title to Certain Assets

EmergeIT is the sole legal and beneficial and (where its interests are registrable) the sole registered owner of all of its respective assets and interests in its assets that it purports to own, with good, valid and marketable title, free and clear of all Encumbrances.

3.15	Governmental Authorizations

EmergeIT has all Governmental Authorizations necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of EmergeIT. EmergeIT is not in default in any material respect of any such Governmental Authorizations. All Governmental Authorizations are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Governmental Authorization is pending or, to the knowledge of EmergeIT, threatened.

3.16	Restrictive Covenants

EmergeIT is not a party to or bound or affected by any Contract (A) limiting EmergeIT’s freedom to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may directly or indirectly sell any goods or services, sell (directly or through intermediaries) goods or services to any customer or potential customer, or transfer or move any of its assets or operations; or (B) which, as a result of the Transaction, could reasonably be expected to result in a Material Adverse Effect.

3.17	Environmental Matters

(a) The operation of the business and the assets of EmergeIT have been and are in compliance with all Environmental Laws, including all Environmental Consents in all material respects; and

(b) EmergeIT has obtained all Environmental Consents necessary to conduct its respective business and to own, use and operate its respective assets.

3.18	Employee Benefit Plans; Labour Matters.

(a) Each EmergeIT Employee, past and present, has executed an agreement with EmergeIT regarding ownership of intellectual property developed by them as a work made for hire (or in lieu thereof, as assigned to the Company). EmergeIT is not aware that any of its present and former employees, officers or consultants are in violation thereof.

(b) There are no Claims, pending Claims nor, to the knowledge of EmergeIT, threatened Claims pursuant to any Laws relating to the Employees or former employees, including employment standards, human rights, labour relations, occupational health and safety, or workers’ compensation. To the knowledge of EmergeIT, nothing has occurred which might lead to a Claim under any such Laws.  There are no outstanding decisions, Orders or settlements or pending settlements which place any obligation upon EmergeIT to do or refrain from doing any act.

(c) All current assessments under workers’ compensation legislation in relation to EmergeIT have been paid or accrued. EmergeIT has not been and is not subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit.

3.19	Privacy and Personal Information

EmergeIT has complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, processing and use of Personal Information. EmergeIT takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use or, modification and all required consents to the collection, use or disclosure of Personal Information in connection with the conduct of its respective business have been obtained.

3.20	Litigation

Other than as set out in Schedule “E”, there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress, or, to the knowledge of EmergeIT, pending or threatened against or relating to EmergeIT before any Governmental Authority, which, if determined adversely to EmergeIT, would:

(a) have a Material Adverse Effect,

(b) enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement, or

(c) delay, restrict or prevent EmergeIT from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and EmergeIT has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.  There is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against EmergeIT.  EmergeIT has not undergone during the last three years, and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to each respective business.

3.21	Tax Matters

(a) Other than as set out in Schedule “E”, EmergeIT has prepared and filed on time with all appropriate taxing authorities all returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by on behalf of EmergeIT in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal period ending on or before the Effective Date.  All such returns, declarations, remittances, information returns, reports and other documents are correct and complete and no material fact has been omitted therefrom.  No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect.  All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.  No action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of any Taxes for which EmergeIT would be liable and no governmental body has challenged, disputed or questioned any such entity in respect of any returns, filings or other reports filed under any statute providing for Taxes.

(b) EmergeIT has paid in full all Taxes required to be paid on or prior to the Effective Date and have made adequate provision in the Financial Statements in accordance with GAAP for the payment of all Taxes in respect of all fiscal periods ending before the Effective Date.  EmergeIT is not aware of any contingent liabilities for Taxes (other than in respect of current taxation years) or any grounds for assessment or reassessment of EmergeIT.  EmergeIT has not executed or filed with any government body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(c) EmergeIT has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(d) EmergeIT has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

3.22	Corporate Records

The minute book of EmergeIT is complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the articles and by-laws of each such entity and without limiting the generality of the foregoing, (a) the minute book contains complete and accurate minutes of all meetings of the directors and shareholders of such entity held since its date of incorporation, and all such meetings were duly called and held; (b) the minute book contains all written resolutions passed by the directors and shareholders of such entity and all such resolutions were duly passed; and (c) the share certificate book, register of shareholders, register of transfers and register of directors and officers of such entity are complete and accurate in all material respects.

3.23	Absence of Conflicts

EmergeIT is not a party to, or bound or affected by or subject to any (A) Contract; (B) charter or by-law; or (C) Laws or Governmental Authorizations; that would be violated, breached by, or under which default would occur or an Encumbrance would be created, or a consent is required, or in respect of which the obligations of any such entity will increase or the rights or entitlements of any such entity will decrease or any obligation on the part of any such entity to give notice will arise, as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

3.24	Leases and Leased Property

(a) Schedule “E” describes all leases or agreements to lease under EmergeIT leases any real or immovable property (the “Leases”).  The names of the other parties to the Lease, the description of the Leased Properties, the term, rent and other amounts payable under the Lease and all renewal options available under the Lease are accurately described in such schedule. Complete and correct copies of the Leases have been provided to all other parties hereto.

(b) EmergeIT is exclusively entitled to all rights and benefits as lessee under the Leases, and has not sublet, assigned, licensed or otherwise conveyed any rights in the premises subject to the Leases (the “Leased Properties”) or in the Leases to any other person.

(c) All rental and other payments and other obligations required to be paid and performed by EmergeIT pursuant to the Leases, have been duly paid and performed.  EmergeIT is not in material default of any obligations under the Leases and, to the knowledge of EmergeIT, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases.

(d) The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the transactions contemplated in this Agreement.

(e) The use by EmergeIT of the Leased Properties is not in material breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, and EmergeIT has adequate rights of ingress and egress for the operation of the business in the ordinary course.

3.25	Real Property

EmergeIT does not own any real property.

3.26	No Broker

EmergeIT has carried on all negotiations relating to this Agreement and the Transaction directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against any other party hereto.

3.27	Full Disclosure

EmergeIT has made available to all other parties hereto all information relating to this Agreement and the Transaction which is in its possession or of which they are aware. All such information which has been provided to the other parties is true and correct in all material respects and no material fact or facts have been omitted from that information which would make such information misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EXCHANGECO

Exchangeco represents and warrants to all other parties hereto, that the statements contained in this Article 4 are true and correct, and Exchangeco acknowledges that the other parties are relying upon the representations and warranties in connection with the amalgamation.

4.1	Authorized and Issued Capital

The authorized capital of Exchangeco consists of an unlimited number of common shares, of which 100 (and no more) common shares have been issued and are currently outstanding, and held by Callco, as sole registered holder, and an unlimited number of exchangeable shares, of which 0 exchangeable shares have been issued and are currently outstanding before giving effect to the transactions contemplated hereby. The entering into of this Agreement and the completion of the Transaction contemplated hereby will not violate, contravene, breach or offend against or result in any default under any Contract, charter or by-law provision, Order, judgment, decree, license, permit or Law, to which such Shareholder is a party or subject or by which such Shareholder is bound or affected.

4.2	Due Authorization and Enforceability of Obligations

Exchangeco has all necessary power and capacity to execute and deliver this Agreement, and all other agreements and instruments to be executed by it as contemplated by this Agreement, and to enter into and implement the amalgamation and to perform its obligations hereunder.

4.3	No Other Activities

Except for activities related to their incorporation and organization Exchangeco has not engaged in any business activities, incurred any obligations, actual or contingent, become subject to any agreement or understanding, written or oral, acquired any property or assets, incurred any debt or liability, or entered into any agreement, commitment or understanding to do any of the foregoing,

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PAID

Paid represents and warrants to all other parties hereto, that the statements contained in this Article 5 are true and correct except as set forth in Schedule “E”, and Paid acknowledges that the other parties are relying upon the representations and warranties in connection with the amalgamation.

5.1	Authorized and Issued Capital

The authorized capital of Paid is 11,000,000 shares of common stock, and a list of registered and beneficial owners of the Paid Shares has been previously delivered.

5.2	Due Authorization and Enforceability of Obligations

Paid has all necessary power and capacity to execute and deliver this Agreement, and all other agreements and instruments to be executed by it as contemplated by this Agreement, and to perform its obligations hereunder.

5.3	Incorporation and Corporate Power

Paid is a corporation incorporated and organized under the laws of the State of Delaware and is a valid and subsisting corporation under such laws. Paid has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted.

5.4	Regulatory Approvals

Other than as set out in Schedule “E”, no approval, Order, consent of or filing with any Governmental Authority is required on the part of Paid in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of its obligations under this Agreement or any other documents and agreements to be delivered by such parties under this Agreement.

5.5	Financial Statements

The unaudited Paid Financial Statements, as filed with the SEC, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the applicable periods and with each other, except that the unaudited Paid Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Paid Financial Statements fairly present the financial condition and operating results of Paid as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Paid Financial Statements to normal year-end audit adjustments. Except as set forth in the Paid Financial Statements, Paid has no material liabilities, contingent or otherwise.  Except as disclosed in the Paid Financial Statements, Paid is not a guarantor or indemnitor of any indebtedness of any other Person.  Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

5.6	Business in Compliance with Law

(a) Paid has complied and is in compliance in all material respects with, has not violated and is not in violation of, and has not received any notices of non-compliance or violation or alleged non-compliance or violation with respect to, any Law applicable to it.  Paid is in compliance with its stated privacy policies including any privacy policies contained on any websites maintained by or on behalf of Paid and all applicable privacy and anti-SPAM Laws and, with respect to government contracts, applicable Laws relating to the safeguarding of, and access to, classified information;

(b) Paid has complied in all respects with, is in compliance in all respects with, and none of them has taken any action that has violated or would reasonably be expected to result in a violation of any Law applicable to it related to export Laws.  No action, suit, proceeding, hearing, investigation, charge complaint, claim, or notice has been filed or commenced against Paid alleging any failure to comply with the export Laws.  Paid has full export privileges pursuant to applicable Law.  Paid is not under any export sanction or debarment from any office or agency of the United States or other Governmental Authority.  There are no actions, suits, proceedings (including administrative proceedings) or investigations of any nature pending that would reasonably be expected to result in the loss of export privileges for Paid prior to or after the Effective Date;

(c) Paid has complied and is in compliance in all material respects with, has not violated and is not in violation of, and Paid has not received any notices of non-compliance or violation or alleged non-compliance or violation with respect to, any applicable data protection Laws or data breach notification Laws. Paid’s business activities have in all material respects been carried out in accordance with applicable Laws on data protection; and

(d) Paid has all Government Authorizations and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of Paid.  Paid is not in default in any material respect under any of such Governmental Authorizations or other similar authority.  All Paid Governmental Authorizations are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Paid Governmental Authorizations is pending or, to the knowledge of Paid, threatened.

5.7	Title to Certain Assets

Paid owns its property and assets free and clear of all Encumbrances, except such Encumbrances that arise in the ordinary course of business and do not materially impair Paid’s ownership or use of such property or assets. With respect to the property and assets it leases, Paid is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances.

5.8	Environmental Matters

(a) The operation of the business and the assets of Paid have been and are in compliance with all Environmental Laws, including all Environmental Consents in all material respects; and

(b) Paid has obtained all Environmental Consents necessary to conduct its respective business and to own, use and operate its respective assets.

5.9	Employee Benefit Plans; Labour Matters.

(a) Each Paid Employee, past and present, has executed an agreement with Paid regarding ownership of intellectual property developed by them as a work made for hire (or in lieu thereof, as assigned to Paid) and the nondisclosure and safeguarding of confidential and proprietary information of Paid (the “Confidential Information Agreements”). No Paid Employee has expressly excluded works or inventions or other subject matter from his or her Confidential Information Agreements. Paid is not aware that any of its present and former employees, officers or consultants are in violation thereof; and

(b) Paid has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

5.10	Litigation

There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress, or, to the knowledge of Paid, pending or threatened against or relating to Paid before any Governmental Authority, which, if determined adversely to Paid, would:

(a) have a Material Adverse Effect,

(b) enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement, or

(c) delay, restrict or prevent Paid from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and Paid has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.  There is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against Paid.  Paid has not undergone during the last three years, and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to each respective business.

5.11	Tax Matters

(a) Paid has filed all tax returns that it was required to file under applicable legal requirements.  All such tax returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable legal requirements.  All Taxes due and owing by Paid and each of its subsidiaries (whether or not shown on any tax return) have been Paid.  No claim has ever been made by any Governmental Authority in a jurisdiction where Paid or any of its subsidiaries does not file tax returns that Paid is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Paid;

(b) Paid has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any officer, director, employee, independent contractor, creditor, stockholders, or other third party;

(c) No legal proceedings are pending or being conducted with respect to tax matters of Paid or any of its subsidiaries.  Paid has not received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of assessment, reassessment, deficiency or proposed adjustment of or any amount of tax proposed, asserted or assessed by any Governmental Authority against Paid;

(d) Paid has made available to the other parties hereto correct and complete copies of all tax returns, notices of assessment, notices of reassessment examination reports, and statements of deficiencies assessed against or agreed to by Paid or any of its subsidiaries, that were filed or received for all taxable years remaining open under the applicable statute of limitations;

(e) Paid uses the accrual method of accounting for income tax purposes;

(f) Paid has not entered into any binding election, designation or arrangement with any Governmental Authority with regard to Taxes of Paid affecting any tax period for which the applicable statute of limitations, after giving effect to any extension or waiver thereof, has not expired. Paid has not consented to extend the time, or is the beneficiary of any extension of time, in which any tax return is to be filed or any Taxes are to be Paid or remitted or in which any Taxes may be assessed or collected by any Governmental Authority;

(g) Paid is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any wage amount that will not be fully deductible under applicable tax law. Paid is not a party to or bound by any tax allocation agreement, tax sharing agreement, tax indemnification agreement or tax gross-up agreement. Paid has not been a member of an affiliated group filing a consolidated or combined income tax return;

(h) The charges, accruals and reserves on the books of Paid in respect of any liability for Taxes for any year not finally determined are sufficient to meet any reasonable assessment or reassessment for additional Taxes for any year not finally determined. The unpaid Taxes of Paid (i) did not, as of the date of the Paid Financial Statements, exceed the tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Paid Financial Statements, and (ii) do not exceed that tax liability as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Paid in filing its tax returns.  Since the date of the Financial Statements, Paid has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with United States generally accepted accounting principles, outside the ordinary course of business;

(i) Paid will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date which taxable income or deduction was realized (or reflects economic income arising) on or prior to the Effective Date, including as a result of any (i) installment sale or open transaction disposition made on or prior to the Effective Date; (ii) change in method of accounting for a taxable period ending on or prior to the Effective Date; (iii) prepaid amount received or deferred revenue recognized on or prior to the Effective Date; (iv) “closing agreement” described in Section 7121 of the U.S. Tax Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Effective Date; (v) election under Section 108(i) of the U.S. Tax Code; or (v) intercompany transactions;

(j) Paid has not and will not be required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the U.S. Tax Code or any corresponding or similar provision of state, local or non-U.S. Tax law as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement;

(k) Paid has not been a party to any “Reportable Transaction” within the meaning of Treasury Regulations section 1.6011-4(b);

(l) Paid has in its possession official foreign government receipts for any Taxes paid by it to any foreign taxing authorities for which receipts have been provided or are customarily provided;

(m) Paid is not and has never been, over the past three (3) years, a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for U.S. federal income tax purposes;

(n) Paid has not taken any action which does or might adversely affect an agreement with, or tax ruling from, a taxing authority; and

(o) Paid has disclosed on its tax returns any tax reporting positions taken in any tax return that would give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the U.S. Tax Code or any corresponding or similar provision of state, local or non-U.S. Tax law.

5.12	Corporate Records

The minute book of Paid is complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the articles and by-laws of such entity and without limiting the generality of the foregoing, (a) the minute book contains complete and accurate minutes of all meetings of the directors and shareholders of each such entity held since its date of incorporation, and all such meetings were duly called and held; (b) the minute book contains all written resolutions passed by the directors and shareholders of such entity and all such resolutions were duly passed; and (c) the share certificate book, register of shareholders, register of transfers and register of directors and officers of such entity are complete and accurate in all material respects.

5.13	Changes

Since December 31, 2015 there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Paid that is not reflected in the Paid Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Paid (as such business is presently conducted and as it is proposed to be conducted);

(c) any waiver by Paid of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Paid, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Paid (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which Paid or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, manager or member;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of Paid; and Paid, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Paid;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by Paid, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Paid’s ownership or use of such property or assets;

(k) any loans or guarantees made by Paid to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect of any of Paid’s equity interest, or any direct or indirect redemption, purchase or other acquisition of any of such equity interest by Paid;

(m) to Paid’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of Paid (as such business is presently conducted and as it is proposed to be conducted); or

(n) any agreement or commitment by Paid to do any of the things described in this Section 5.13.

5.14	Contracts

(a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between Paid and any of its officers, managers, affiliates, or any affiliate thereof;

(b) Other than as filed in a periodic or current report with the U.S. Securities and Exchange Commission (the “SEC”), there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Paid is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Paid in excess of, $10,000, or (ii) any license of any patent, copyright, trade secret or other proprietary right to or from Paid (other than (A) the nonexclusive license of Paid’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been provided to counsel for Paid or (B) the nonexclusive, non-negotiated license to Paid of standard, unmodified, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of Paid), (iii) provisions restricting the development, manufacture or distribution of Paid’s products or services, or (iv) indemnification by Paid with respect to infringements of proprietary rights (each a “Paid Material Agreement”).  Paid is not in material breach of or default under any Paid Material Agreement and, to Paid’s knowledge, there is no current claim or threat that Paid is or has been in material breach of or default under any Paid Material Agreement.  Each Paid Material Agreement is in full force and effect and is enforceable by Paid in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies.  To Paid’s knowledge, no other party to a Paid Material Agreement is in material default thereunder or in actual or anticipated material breach thereof;

(c) Paid has not (i) declared or Paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business;

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Paid has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections; and

(e) There are no agreements, understandings or proposed transactions to which Paid is a party that will terminate or provide a right of Paid or another party thereto to terminate (either with or without the passage of time or the giving of notice, or both) as a result of the transactions hereby contemplated.  All agreements, understandings or proposed transactions to which Paid is a party will continue to be valid, binding, in full force and effect and enforceable against Paid (and to Paid’s knowledge, to each other party thereto) in accordance with their respective terms immediately following the consummation of the transactions contemplated hereby.

5.15	Real Property

Paid does not own any real property.

5.16	Intellectual Property

(a) Except as otherwise disclosed, Paid has sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted (“Paid Intellectual Property”) without any violation or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. Paid’s periodic and current reports filed with the SEC contain, as applicable, a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or exclusively licensed to, Paid.  Except as otherwise disclosed, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 5.16(a) that is to any extent owned by or exclusively licensed to Paid, nor is Paid bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes (including, without limitation, any applications for registration of the foregoing) of any other Person, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements.  Paid has not received any communications alleging that Paid has violated or would violate any of the patents, trademarks, service marks, domain names, trade names, copyrights or trade secrets or other proprietary rights of any other Person, and Paid has no knowledge of any information that would cause it to expect that any such communication may be forthcoming.  Paid is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Paid or that would conflict with Paid’s business as presently conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of Paid’s business by the employees of Paid, will, to Paid’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  Paid does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to or outside the scope of their employment by Paid;

(b) To the extent Paid uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses (each of which is set forth on Schedule “E”), Paid is in compliance with the terms of any such licenses, and Paid is not required under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of Paid’s proprietary software or intellectual property (or to permit any such distribution or availability); and

(c) At no time during the conception of or reduction to practice of any of the Paid Intellectual Property was any developer, inventor or other contributor to such Paid Intellectual Property (i) operating under any grants from any Governmental Authority or agency or private source or using facilities of a college or university or other educational institution or research center, (ii) performing services or research for or sponsored by any Governmental Authority or agency or private source (including any college or university or other educational institution or research center) or (iii) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, and no (i) Governmental Authority or (ii) facilities of a university, college, other educational institution or research center, has acquired any rights as the result of providing any funding relating to the development of any Paid Intellectual Property.

5.17	Certain Interests

No employee, officer, or manager of Paid (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, manager or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to Paid, nor is Paid indebted (or committed to make loans or extend or guarantee credit) to any of them.  To Paid’s knowledge, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Paid is affiliated or with which Paid has a business relationship, or any firm or corporation that competes with Paid, except that employees, officers, or directors of Paid and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with Paid.  Except as disclosed, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with Paid.

5.18	No Broker

Paid has carried on all negotiations relating to this Agreement and the Transaction directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against any other party hereto.

5.19	Full Disclosure

Paid has made available to all other parties hereto all information relating to this Agreement and the Transaction which is in its possession or of which they are aware. All such information which has been provided to the other parties is true and correct in all material respects and no material fact or facts have been omitted from that information which would make such information misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CALLCO

Callco represents and warrants to all other parties hereto, that the statements contained in this Article 6 are true and correct, and Callco acknowledges that the other parties are relying upon the representations and warranties in connection with the amalgamation.

6.1	Authorized and Issued Capital

The authorized capital of Callco consists of an unlimited number of common shares, of which 100 common shares have been issued and are currently outstanding, and held by Paid. The Callco Shareholder holds its Callco Shares with good and marketable title thereto, free of all mortgages, pledges, liens, charges, security interests, adverse demands or claims, or other Encumbrances whatsoever.  The Callco Shareholder has the exclusive right to approve the Transaction contemplated in this Agreement and such transaction will not violate, contravene, breach or offend against or result in any default under any Contract, charter or by-law provision, Order, judgment, decree, license, permit or Law, to which such Shareholder is a party or subject or by which such Shareholder is bound or affected. No Callco Shares are subject to the terms of any shareholders agreement.

6.2	Due Authorization and Enforceability of Obligations

Callco has all necessary power and capacity to execute and deliver this Agreement, and all other agreements and instruments to be executed by it as contemplated by this Agreement, and to enter into and implement the amalgamation and to perform its obligations hereunder.

6.3	No Other Activities

Except for activities related to their incorporation and organization Callco has not engaged in any business activities, incurred any obligations, actual or contingent, become subject to any agreement or understanding, written or oral, acquired any property or assets, incurred any debt or liability, or entered into any agreement, commitment or understanding to do any of the foregoing.

ARTICLE 7
COVENANTS; NON-WAIVER; SURVIVAL

7.1	Notices of Certain Events

Each of the parties hereto shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b) any notice or other communication from any Governmental Authority in connection with the Transaction;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any parties hereto that relates to the consummation of the Transaction; and

(d) any changes required to be made to the Disclosure Schedule (Schedule “E”).

7.2	Public Announcement

Except to the extent otherwise required by Applicable Law or with the prior consent of all other parties, no party shall make any public announcement regarding this Agreement or the Transaction.

7.3	Non-Waiver

No investigations made by or on behalf of Exchangeco, Callco, or Paid at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by EmergeIT in or pursuant to this Agreement.  No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.4	Nature and Survival

All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Effective Date and shall continue in full force and effect for the benefit of the respective parties as the case may be as set forth in Section 7.1.

7.5	Further Actions

Until the Closing, each party will, and will cause its affiliates to, use commercially reasonable efforts to cooperate with the other parties and their affiliates and to take such actions and execute and deliver any documents or instruments that are reasonably necessary, proper or advisable to consummate the Transaction contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to (a) obtain each of Governmental Authorizations required to be disclosed pursuant to this Agreement, (b) prevent the entry, enactment or promulgation of any pending or threatened order that would prevent, prohibit or delay the consummation of the Transaction contemplated by this Agreement, (c) lift or rescind any existing order preventing, prohibiting or delaying the consummation of the Transaction contemplated by this Agreement, and (d) cooperate with the other parties with respect to all registrations, applications and other filings by any other party that is required by applicable Law or that such other party otherwise elects to make to consummate the Transaction contemplated by this Agreement.

7.6	Operation of EmergeIT’s Business

Except as expressly contemplated by this Agreement or as Exchangeco, Callco and Paid may otherwise consent to in writing, until the Closing, the EmergeIT Shareholders will cause EmergeIT to:

(a) conduct EmergeIT’s business only in the ordinary course of business;

(b) without making any commitment on Exchangeco’s behalf, preserve intact EmergeIT’s current business organization, keep available the services of each of EmergeIT’s present officers, employees, independent contractors and agents and maintain EmergeIT’s relations and goodwill with those having business relationships with EmergeIT;

(c) maintain EmergeIT’s assets in a state of good repair and in a condition that complies with all applicable Laws and is consistent with the requirements and ordinary conduct of EmergeIT’s business;

(d) pay when due or otherwise satisfy in the ordinary course of business all of its bona fide liabilities incurred in the ordinary course of business, subject to good faith disputes;

(e) keep in full force and effect, without amendment, all material rights relating to EmergeIT’s business;

(f) comply with all Laws, orders and contractual obligations relating to EmergeIT’s business;

(g) continue in full force and effect the insurance coverage under the policies required to be disclosed in this Agreement or substantially equivalent policies;

(h) cooperate with and assist Exchangeco, Callco and Paid in identifying all permits required by any of Exchangeco, Callco and Paid and EmergeIT to operate EmergeIT’s business after the Effective Date, continuing EmergeIT’s existing permits and obtaining new permits for Exchangeco, Callco or Paid, as the case may be; and

(i) maintain all books and records relating to EmergeIT’s business in the ordinary course of business.

7.7	Operation of Paid’s Business

Except as expressly contemplated by this Agreement or as EmergeIT may otherwise consent to in writing, until the Closing, the Paid Shareholders will cause Paid to:

(a) conduct Paid’s business only in the ordinary course of business;

(b) without making any commitment on EmergeIT’s behalf, preserve intact Paid’s current business organization, keep available the services of each of Paid’s present officers, employees, independent contractors and agents and maintain Paid’s relations and goodwill with those having business relationships with Paid;

(c) maintain Paid’s assets in a state of good repair and in a condition that complies with all applicable Laws and is consistent with the requirements and ordinary conduct of Paid’s business;

(d) pay when due or otherwise satisfy in the ordinary course of business all of its bona fide liabilities incurred in the ordinary course of business, subject to good faith disputes;

(e) keep in full force and effect, without amendment, all material rights relating to Paid’s business;

(f) comply with all Laws, orders and contractual obligations relating to Paid’s business;

(g) continue in full force and effect the insurance coverage under the policies required to be disclosed in this Agreement or substantially equivalent policies;

(h) cooperate with and assist EmergeIT in identifying all permits required by any of EmergeIT and Paid to operate Paid’s business after the Effective Date, continuing Paid’s existing permits and obtaining new permits for EmergeIT, as the case may be;

(i) maintain all books and records relating to Paid’s business in the ordinary course of business;

(j) refrain from creating any new class or series of securities of any kind in its capital stock, and from issuing any such additional securities;

(k) refrain from declaring or paying any dividends, and from authorizing or making any distributions upon or with respect to any class or series of its capita stock;

(l) refrain from incurring any indebtedness for money borrower or any other liabilities except for in the ordinary course of business;

(m) refrain from making any loans or advances to any Person, other than ordinary advances for travel expenses;

(n) refrain from selling, exchanging, or otherwise disposing of any of its assets or rights, other than the sale of its inventory in the ordinary course of business; and

(o) preserve intact Paid’s current board of directors.

ARTICLE 8
CONDITIONS PRECEDENT

8.1	Conditions Precedent For Paid, Callco and Exchangeco

Exchangeco’s completion of its obligations under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Effective Date, each of the following conditions precedent, each of which is acknowledged to be inserted for the exclusive benefit of Paid, Callco and Exchangeco and may be waived by Paid, Callco and Exchangeco in whole or in part:

(a) Exchangeco shall have completed its due diligence with respect to EmergeIT and the results thereof shall have been to Exchangeco’s satisfaction in its sole discretion and, without limiting the generality of the foregoing, Exchangeco shall be satisfied that the assets of the Corporation are adequate, in all material respects, for the operations currently being carried on or under development.

(b) EmergeIT shall have satisfied, repaid and discharged all of its liabilities and obligations including, without limitation, all statutory and regulatory liabilities and obligations, other than such liabilities and obligations agreed by Exchangeco in writing.

(c) There shall not have been a Material Adverse Effect on the business of EmergeIT.

(d) All of the representations and warranties of EmergeIT made in or pursuant to this Agreement shall be true and correct as at the Effective Time and with the same effect as if made at and as of the Effective Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and Exchangeco shall have received a certificate from EmergeIT confirming the truth and correctness of such representations and warranties.

(e) EmergeIT shall have performed or complied with, in all respects, all the obligations and covenants of such parties under this Agreement and Exchangeco shall have received a certificate from such parties confirming such performance or compliance, as the case may be.

(f) All actions and proceedings taken on or prior to the Effective Date in connection with the performance by EmergeIT of its obligations under this Agreement, including without limitation the form of the Replacement Warrant and the form of Articles of Amalgamation to be adopted hereunder, shall be satisfactory to Exchangeco, acting reasonably, and Exchangeco shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to Exchangeco.

(g) All consents, approvals, Orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, shall have been obtained at or before the Effective Date on terms acceptable to Exchangeco, acting reasonably.

(h) There shall be no Order issued delaying, restricting or preventing, and no pending or threatened Claim, or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

(i) Exchangeco shall have received evidence satisfactory to it that all Encumbrances have been discharged and that the assets of EmergeIT are free and clear of all Encumbrances.

(j) The Amalgamation Agreement, Amalgamation Resolution and Transaction shall have been approved by the EmergeIT Shareholders at the EmergeIT shareholders meeting.

(k) EmergeIT Shareholders shall not have exercised their Dissent Rights in connection with the amalgamation with respect to more than 25% of the EmergeIT Shares.

(l) Callco and Exchangeco shall have executed and delivered an Exchange and Call Rights Agreement.

(m) Allan Pratt shall have executed and delivered an employment agreement with Paid and Amalco.

(n) This Agreement shall not have been terminated.

If any of the foregoing conditions in this Section 8.1 have not been fulfilled by the Effective Date, then Exchangeco may terminate this Agreement by notice in writing to the other parties hereto, in which event Exchangeco is released from all obligations under this Agreement.  However, Exchangeco may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

8.2	Closing Deliveries of Paid, Callco and Exchangeco

At the Effective Date, each of Paid, Callco and Exchangeco shall deliver or cause to be delivered to EmergeIT any and all assurances, consents, agreements, documents and instruments, including but not limited to the Transaction Agreements, as may be reasonably required by EmergeIT to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to such parties, acting reasonably.

8.3	EmergeIT’s Conditions Precedent

EmergeIT’s completion of its obligations under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Effective Date, each of the following conditions precedent, each of which is acknowledged to be inserted for the exclusive benefit of EmergeIT and may be waived by EmergeIT in whole or in part:

(a) EmergeIT shall have completed its due diligence with respect to Exchangeco and the results thereof shall have been to EmergeIT’s satisfaction in its sole discretion and, without limiting the generality of the foregoing, EmergeIT shall be satisfied that the assets of the Corporation are adequate, in all material respects, for the operations currently being carried on or under development.

(b) Exchangeco shall have satisfied, repaid and discharged all of its liabilities and obligations including, without limitation, all statutory and regulatory liabilities and obligations other than such liabilities and obligations agreed by EmergeIT in writing.

(c) There shall not have been a Material Adverse Effect on the business of Paid, Callco or Exchangeco.

(d) All of the representations and warranties of Paid, Callco and Exchangeco made in or pursuant to this Agreement shall be true and correct as at the Effective Time and with the same effect as if made at and as of the Effective Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and EmergeIT shall have received a certificate from Paid, Callco and Exchangeco confirming the truth and correctness of such representations and warranties.

(e) Each of Paid, Callco and Exchangeco shall have performed or complied with, in all respects, all the obligations and covenants of such parties under this Agreement and EmergeIT shall have received a certificate from such parties confirming such performance or compliance, as the case may be.

(f) All actions and proceedings taken on or prior to the Effective Date in connection with the performance by each of Paid, Callco and Exchangeco of its obligations under this Agreement shall be satisfactory to EmergeIT, acting reasonably, and EmergeIT shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to EmergeIT.

(g) All consents, approvals, Orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, shall have been obtained at or before the Effective Date on terms acceptable to EmergeIT, acting reasonably.

(h) There shall be no Order issued delaying, restricting or preventing, and no pending or threatened Claim, or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

(i) EmergeIT shall have received evidence satisfactory to it that all Encumbrances affecting Exchangeco have been discharged and that the assets of Exchangeco are free and clear of all Encumbrances.

(j) Callco as the sole shareholder of Exchangeco shall have executed and delivered written shareholders resolutions agreeing to vote all of their securities of Exchangeco in favour of the amalgamation contemplated by this Agreement.

(k) Callco as the sole shareholder of Exchangeco shall not have exercised their Dissent Rights in connection with the amalgamation.

(l) Paid and Amalco shall have executed and delivered the Support Agreement.

(m) Paid and Exchangeco shall have executed and delivered the Exchange and Call Rights Agreement.

(n) Paid and Amalco shall have executed and delivered an employment agreement with Allan Pratt.

(o) The terms and conditions of the charter amendments providing for the issuance of non-voting preferred stock of Paid in connection with the completion of the Transaction Agreements shall be in final form and such form shall be satisfactory to EmergeIT, and the charter of Paid shall have been amended to provide for the creation and issuance of preferred shares having the terms and conditions set forth herein.

(p) The Amalgamation Agreement shall not have been terminated.

(q) Paid, Exchangeco, and Callco shall have updated their respective portions of the Disclosure Schedule (Schedule “E”) where any changes may have been required prior to the Effective Date in order to comply with this Agreement.

(r) Paid and Exchangeco shall have consented to the name of Amalco being changed to ShipTime Canada Inc.

(s) Amalco’s board of directors shall have been constituted as set forth in this Agreement.

(t) The board of directors of Paid shall have been fixed at five (5) persons and nominees acceptable to Paid and Exchangeco shall have been elected or appointed to hold office as directors of Paid.

(u) Paid and Exchangeco shall have consented to appointing Allan Pratt as Chief Executive Officer and President of Amalco.

(v) Paid shall remain the sole shareholder of Callco.

(w) Callco shall remain the sole shareholder of Exchangeco.

(x) Paid shall have taken all steps and proceedings and made all filings necessary or required to caused its name to be changed to ShipTime US Inc. as of the Effective Date or as soon as practicable, or another name acceptable to EmergeIT.

(y) Paid shall have amended its charter to provide for the creation and reservation for issuance as of the Effective Date of the shares of common stock and preferred stock to be issued to the holders of exchangeable preferred shares of Amalco on the exchange of such securities as contemplated by this Agreement.

If any of the foregoing conditions in this Section 8.3 have not been fulfilled by the Effective Date, then EmergeIT may terminate this Agreement by notice in writing to the other parties hereto, in which event EmergeIT is released from all obligations under this Agreement.  However, EmergeIT may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

8.4	EmergeIT’s Closing Deliveries

At the Effective Date, EmergeIT shall deliver or cause to be delivered to Exchangeco any and all assurances, consents, agreements, documents and instruments, including but not limited to the Transaction Agreements and the Amalgamation Resolution, as may be reasonably required by Exchangeco to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to such parties, acting reasonably.

ARTICLE 9
INDEMNIFICATION

9.1	Survival of Representations and Warranties.

All of the representations and warranties contained in Articles 3, 4, 5 and 6 of this Agreement shall survive Closing from the date hereof and continuing for a period of twelve months following the Effective Date (such period being the “Indemnity Period”) even if a party, as the case may be, knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing.  Notwithstanding the foregoing, breaches of representations, warranties and covenants resulting from fraud shall continue in effect without any time limitation until all applicable statutory limitation periods with respect to such claims have expired.

9.2	General Indemnification.

(a) The sole recourse that any party hereto shall have in the event of a breach of a representation, warranty of covenant of EmergeIT, Amalco or Callco (except in the case of fraud as provided below) shall be to make a claim against the Escrow Shares (as defined below) under this Section 9.2 or, in respect of certain specific matters, and without duplication, a claim under Section 9.4.

(b) Without limiting the generality of the foregoing, each of the parties covenants and agrees to not commence any action or suit against, relating to, involving or otherwise affecting any other party hereto, unless the basis of such action or suit is fraud.  Any action, suit, claim, investigation, or other proceeding arising out of or in connection with this Agreement or the Transaction shall be commenced and adjudicated in the courts located in the Province of Ontario, Canada.  The parties waive any right they may have to a jury trial.

9.3	Escrow Shares and Deposit of Direction.

At the Effective Time, the parties shall reserve or deposit, as provided below:

(i) 5,500,000 Paid common shares resulting from the issuance of Paid securities resulting from the Amalgamation, which shares shall have been reserved for issuance to the shareholders of EmergeIT upon the exchange provided for herein (the “Escrowed Paid Amalco Shares”); and

 (ii) an irrevocable direction and associated board approval resolution authorizing the issuance by the transfer agent and registrar of Paid, subject to the provisions of this Agreement, of up to 5,500,000 Paid common shares, if, as and when required under this Agreement, which securities shall not be issued but shall be allotted and reserved for future issuance solely to the EmergeIT shareholders upon the exercise (if any) of indemnification rights under this Agreement or such direction shall be cancelled as provided for herein (the “Escrowed Paid Share Issuance Direction”).

The deemed value of each Paid common share being deposited into escrow under this Agreement is $0.27 per share.  The Escrowed Paid Amalco Shares and Escrowed Paid Share Issuance Direction shall remain in escrow throughout the Indemnity Period.

If no claim is made by Paid stockholders on account of the Amalgamation as a result of a breach by EmergeIT of any of its representations, warranties or covenants under this Agreement within such period, the Escrowed Paid Amalco Shares will be released from escrow to the former shareholders of EmergeIT on the expiry of the Indemnity Period, on a pro rata basis.  However, if any such claim is made and finally confirmed by way of settlement agreement or final court proceeding from which all rights of appeal have lapsed, with respect to a claim arising during such period, an amount equal to the value of such claim shall be deducted from the number of Escrowed Paid Amalco Shares, such withheld securities shall be cancelled by Paid, and the balance only of such shares (if any) will be distributed to the EmergeIT shareholders, notwithstanding a right to receive a higher number of shares of common stock pursuant to any Exchangeable Share provisions or agreements related thereto.

If no claim is made by EmergeIT former shareholders on account of the Amalgamation as a result of a breach by Paid of any of its representations, warranties or covenants under this Agreement within such period, the Escrowed Paid Share Issuance Direction will be cancelled and returned to Paid at the twelve-month anniversary of the Closing. However, if any such claim is made and finally confirmed by way of settlement agreement or final court proceeding from which all rights of appeal have lapsed, with respect to a claim arising during such period, an amount equal to the value of such claim shall be applied to the number of shares of Paid allotted and reserved for issuance as represented by the Escrowed Paid Share Issuance Direction, such withheld securities shall be issued on behalf of Paid by its registrar and transfer agent promptly following the release from escrow of the Escrowed Paid Share Issuance Direction, and the EmergeIT shareholders shall be entitled to receive their pro rata portion of such securities, in addition to their shares of common stock and preferred stock of Paid issuable on the exchange of their Exchangeable Shares, and the Escrowed Paid Share Issuance Direction with respect to the balance only of such shares (if any) will be cancelled and returned to Paid.

In both cases, if as of the expiry of the Indemnity Period notice of a claim or claims has been made, but the claim has not been finally settled or adjudicated, the parties may agree in writing to release (or cancel) a portion of the relevant escrowed shares, while the balance are retained in escrow pending resolution of such claim.

The escrow agent for the Escrow Shares shall be the duly appointed independent transfer agent and registrar of Paid or another independent, arm’s length party acceptable to Paid and exchangeIT to be designated prior to the Effective Date (the “Escrow Agent”). If necessary, the Escrow Agent shall release the Escrow Shares subject to and in accordance with this Section 9.3.  Claims shall be valued at their final amount and the number of securities to be issued to the holders of Exchangeable Shares or surrendered and cancelled by Paid as the case may be shall be, in respect of each such claim, the number determined by dividing the dollar value of such claim by the per share value set forth above (including any adjustments to same resulting from any stock split, reserve consolidation, stock dividend or other similar capital reorganization event which alters the number of issued and outstanding securities of Paid), until such time as the Indemnity Period has expired (or any claim brought prior to the expiry of such period has been finally resolved, whichever is later), or the number of shares available for indemnification has been exhausted.

The baseline and maximum adjustments with respect to such indemnification, based on the capitalization of Paid as of the date hereof are as follows:

9.4	Specific Indemnification.

(a) Paid also covenants and agrees to indemnify and save EmergeIT and its shareholders harmless of, from and against any claim arising from or pertaining to:

(i) Claims (if any) that may be made against Paid in respect of a contingent liability currently recorded on the books of Paid pertaining to the value of its common stock, which indemnity shall be for an aggregate maximum amount of $1,000,000; and

(ii) Claims (if any) that may be made against Paid during the period prior to the Effective Date with applicable legislation, rules and policies concerning the management and maintenance of certain credit related data, which indemnity shall be for an aggregate maximum amount of $1,000,0000 and shall continue during the Indemnity Period.

(b) The foregoing specific indemnities are in addition to the general indemnification provisions of this Agreement and Paid shall cause an additional 10,000,000 shares of common stock to be reserved and available for issuance, pro rata, to the holders of the Exchangeable Shares, on any conversion of their shares for shares of common stock and preferred stock of Paid, provided that:

(i) No claim may be made under (a)(i) above unless the amount thereof exceeds $50,000, after which the full amount of such claim shall be covered, up to a maximum amount of $1,000,000 (including costs and expenses of EmergeIT and the holders of the Exchangeable Shares for pursuing such claim); and

(ii) No claim may be made under (a)(ii) unless the amount thereof exceeds $10,000, after which the full amount of such claim shall be covered, up to a maximum amount of $1,000,000 (including costs and expenses of EmergeIT and the holders of the Exchangeable Shares for pursuing such claim).

(c) The indemnity of Paid referred to in Section 9.4(a)(i) above shall continue in effect until the earlier to occur of (1) thirty-six (36) months following the Effective Date; and (2) the date of removal of such claim from the financial statements of Paid as approved by its independent public auditors.

ARTICLE 10
GENERAL

10.1	Expenses

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

10.2	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 10.2 referred to as a Notice (the “Notice”) or permitted to be given in connection with this Agreement,

(a) in the case of a Notice to EmergeIT, at:

Allan Pratt 3350 Fairview Street, Suite 3-232 Burlington, Ontario L7N 3L5
Email: apratt@EmergeIT.com
with a copy to:
Eric Apps Aluvion Professional Corporation 365 Bay Street, Suite 800 Toronto, Ontario M5H 2V1 Email: eric@aluvionlaw.com

(b) in the case of a Notice to Paid, Exchangeco, and Callco at:

PAID Inc. 200 Fribey Parkway Suite 4004 Westborough, MA 01581
E-mail: alewis@paid.com
with a copy to:
Michael Refolo Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608-1477
E-mail: mrefolo@mirickoconnell.com
Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt.  However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 10.2.

10.3	Assignment

Except for such permitted assignment, no Party may assign this Agreement or any of the benefits, rights or obligations under this Agreement or enter into any participation agreement with respect to the benefits under this Agreement without the prior written consent of the other Parties.

10.4	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns and their respective successors (including any successor by reason of amalgamation of any Party).

10.5	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by all parties hereto.

10.6	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

10.7	Execution and Delivery

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by electronic transmission (including delivery of a .PDF or a .TIF file by electronic mail) and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

10.8	Interpretation

In this Agreement:

(a) Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the Canada.

(b) Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(c) Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(d) Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e) No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f) Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g) Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(h) Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(i) Time – Time is of the essence in this Agreement.

10.9	Knowledge

Any reference to the knowledge of any Party means to the knowledge, information and belief of such Party after making reasonable inquiries regarding the relevant matter and shall be deemed to include the knowledge of all such directors, officers, shareholders, employees and advisors of such Party who have overall responsibility for or knowledge of the matters relevant to such statement.

10.10	Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any other document required to be delivered pursuant to this Agreement.

Remainder of this page intentionally left blank

IN WITNESS OF WHICH the Parties have executed this Agreement.

EMERGEIT INC.

By:	____________________________
Allan Pratt
President and CEO

2534845 ONTARIO INC.

By:	____________________________
Authorized Signing Officer
I have the authority to bind the Corporation

2534841 ONTARIO INC.

By:	____________________________
Authorized Signing Officer
I have the authority to bind the Corporation

PAID INC.

By:	____________________________
W. Austin Lewis, IV
President and CEO

SCHEDULE “A”

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

Whenever used in this Agreement, the following words and terms have the meanings set out below:

 “Act” means the Business Corporations Act (Ontario);

 “Affiliate” has the meaning specified in the Act, as amended from time to time;

 “Agreement” means this Amalgamation Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

 “Amalco” means the corporation resulting from the amalgamation of EmergeIT and Exchangeco, as of the Effective Time;

 “Amalco Shareholder(s)” means the holder(s) of the issued and outstanding Amalco Shares;

“Amalco Shares” means the common shares in the capital of Amalco;

 “Amalgamation” means an amalgamation under the OBCA, on the terms and subject to the conditions set out in this Agreement, subject to any amendments or variations thereto made in accordance with the provisions of the Agreement;

 “Amalgamation Resolution” means the resolution approving the amalgamation resulting from the EmergeIT shareholders meeting called for this purpose;

 “arm’s length” has the meaning that it has for purposes of the Income Tax Act (Canada);

 “Business Day” means any day, other than a Saturday or Sunday or a statutory holiday in the Province of Ontario;

 “Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, information’s or other similar processes, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal costs on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

 “Closing” means the completion of the Amalgamation contemplated under this Agreement;

“Contracts” means contracts, licenses, leases, agreements, obligations, undertakings, arrangements, commitments, entitlements or engagements to which  EmergeIT is a party or by which it is bound or under which it has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes any quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

 “Disclosure Schedule” means Schedule “E” (dated as of the date of the Agreement);

 “Dissent Rights” shall have the meaning ascribed to such term in Article 2 and Schedule “D”;

 “Effective Date” shall have the meaning ascribed to such term in Section 1.2(a);

 “Effective Time” means 12:01 a.m. Toronto time on the Effective Date;

“EmergeIT Dissenting Shareholder” means any EmergeIT Shareholder who dissents to the Amalgamation;

 “EmergeIT Financial Statements” means the unaudited financial statements of EmergeIT for the financial year ending December 31, 2015 and the unaudited financial statements of EmergeIT for the 6 month period ending June 30, 2016, consisting of a balance sheet and the statement of retained earnings, statement of income and all notes thereto, or Schedule “F”;

 “EmergeIT Shareholder(s)” means the holder(s) of the issued and outstanding EmergeIT Shares;

 “EmergeIT Shares” means the Class A common shares and Class B common shares which EmergeIT is authorized to issue;

 “EmergeIT Warrants” means the # warrants and broker warrants outstanding as of the date hereof, each entitling the holder to acquire one (1) EmergeIT Share at exercise prices ranging from $1.00 to $1.55;

 “Employees” means individuals employed by EmergeIT on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence;

 “Employment Contracts” means Contracts, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on EmergeIT;

 “Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, easements, title defects or adverse claims or encumbrances of any kind or character whatsoever;

 “Environmental Consents” means permits, certificates, licenses, authorizations, consents, agreements, instructions, directions, notices, registrations, approvals or other rights made, issued, granted, conferred or required by a Governmental Authority pursuant to any Environmental Law relating to the operations, business or assets of EmergeIT;

 “Environmental Laws” means Laws relating to the environment and public health or safety and to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of hazardous substances;

“Exchange and Call Rights Agreement” means the Exchange and Call Rights Agreement dated on or about the date hereof among Paid, Exchangeco, and each of the Amalco Shareholders;

“Exchangeable Shares” means the exchangeable preferred shares of Amalco;

 “Exchangeco Shareholder(s)” means the holder(s) of the issued and outstanding Exchangeco Shares;

 “Exchangeco Shares” means the common shares which Exchangeco is authorized to issue;

 “Governmental Authorities” means (a) any international, supranational, multinational, national, federal, provincial, state, municipal, special administrative, local or other government, (b) any subdivision, department, court, commission, board, tribunal, bureau, agency or authority of any government, or (c) any quasi-governmental or private body exercising any regulatory, rule-making, expropriation, taxing or other governmental or quasi-governmental authority:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

 “Governmental Authorizations” means authorizations, approvals, franchises, Orders, certificates, consents, directives, notices, licenses, permits, variances, agreements, instructions, registrations or other rights issued to or required by EmergeIT by or from any Governmental Authority;

 “Intellectual Property” means all domestic and foreign:

(a)	patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications;

(b)
proprietary and non-public business information, including inventions (whether patentable or not), discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae, customer lists and customer data, and documentation relating to any of the foregoing;

(c)	copyrights, copyright registrations and applications for copyright registration;

(d)	trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos;

(e)
protocols, standard operating procedures, databases and data collections, diagrams, specifications, algorithms, techniques, works of authorship, other forms of technology and all documentation associated with any of the foregoing;

(f)
computer software and programs (in both source code and object code form), software code, all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and

(g)	any other intellectual property and industrial property.

 “Laws” means applicable laws (including common law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority;

 “Material Adverse Effect” means any change, effect or circumstance that, when considered either individually or in the aggregate together with all other adverse changes, effects or circumstances with respect to which such phrase is used in this Agreement, is materially adverse to, or could reasonably be expected to have a material adverse effect on the financial condition, assets, business, results of operations or prospects of EmergeIT, other than those resulting from industry-wide conditions or general economic conditions affecting the industry in which EmergeIT operates, and which do not disproportionately affect EmergeIT;

 “Net Working Capital Amount” means, in respect of Paid or EmergeIT, as the case may be, the amount obtained by subtracting its current liabilities from current assets, and for such purpose (i) current assets will include cash, accounts receivable that are less than 90 days outstanding, inventory (other than obsolete inventory), investments in publicly listed investment grade securities, and prepaid expenses; and (ii) current liabilities shall include all accounts payable and other trade debt, accrued expenses, and including accruals for taxes and other amounts payable and accruing due as of the date of such calculation, customer deposits and deferred revenue, and the current portion of any long term debt, including all amounts payable on demand or the amount in respect of which such party has a contingent liability, and including the current portion of long term debt payable within 12 months of the date of determination.

“Notice” has the meaning given in Section 10.2;

 “Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator;

 “Paid Financial Statements” means the audited quarterly financial statements (10Q) of Paid for the period ending June 30, 2016;

“Paid Shares” means the common shares and preferred shares in its capital stock which Paid is authorized to issue;

 “Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative, including, for greater certainty, the Parties;

 “Personal Information” means information in the possession or under the control of EmergeIT about an identifiable individual;

“Replacement Warrant” means the replacement warrant issued to holders of EmergeIT Warrants on exchange and surrender of such EmergeIT Warrants, representing a right to acquire Amalco Shares on the same terms and conditions as the EmergeIT Warrants, at their economic equivalent;

 “Subsidiaries” means corporations or other Persons in which EmergeIT has a controlling equity interest, including any subsidiary body corporate as defined in the Act;

“Support Agreement” means the Support Agreement dated on or about the date hereof between Amalco and Paid;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Ontario and other government pension plan premiums or contributions;

 “Transaction” means the amalgamation of EmergeIT and Exchangeco on the terms and conditions set forth under this Agreement;

 “Transaction Agreements” means, collectively, this Agreement, the Exchange and Call Rights Agreement, the Support Agreement and any other document or certificate relating hereto;

NET WORKING CAPITAL AMOUNT ADJUSTMENT

The valuation amount for the transaction is $14,997,166 (the “Transaction Value”).

The Effective Date of the transaction is expected to occur on or about October 3, 2016 and in any case prior to October 31, 2016 (the “Effective Date”)

5,500,000 shares of common stock and 38,250,000 shares of preferred stock in aggregate are issuable to the EmergeIT Shareholders under the Exchangeable Shares as of the Effective Date (the “Share Consideration”)

The estimated Net Working Capital Amount of EmergeIT immediately prior to the Effective Date, shall be not less than -$500,000.

The estimated Net Working Capital Amount of Paid immediately prior to the Effective Date, shall be not less than $75,000.

The actual Net Working Capital Amount for each of EmergeIT and Paid will be determined within 30 days following the Effective Date (the “Determination Date”).

If the actual Net Working Capital Amount as of the Determination Date for either or both of Paid and EmergeIT is within 10% of the estimated Net Working Capital Amount (the “Threshold”) no adjustment will be made to the Share Consideration in respect of such variance.

If the actual Net Working Capital Amount of either Paid or EmergeIT as of the Determination Date is less than or exceeds their estimated amount, an adjustment (positive or negative) will be made as follows:

a)
To increase the relative proportionate ownership of the shareholders of EmergeIT in Paid, if the EmergeIT Net Working Capital Amount exceeds and / or the Paid Net Working Capital Amount is less than the estimated amount set forth above by a value exceeding the Threshold; and

b)
To decrease the relative proportionate ownership of the shareholders of EmergeIT in Paid, if the EmergeIT Net Working Capital Amount is less than and / or the Paid Net Working Capital Amount is greater than the estimated amount set forth above by a value exceeding the Threshold.

Any increase or decrease in the actual Net Working Capital Amount of either Paid or EmergeIT exceeding the Threshold set forth above will result in an adjustment in the number of Consideration Shares, which adjustment will be determined by (i) multiplying the number of Consideration Shares issuable under this Agreement prior to such adjustment by a fraction the numerator of which is the excess or shortfall amount determined under (a) or (b) above and the denominator of which is the Transaction Value; (ii) adding that number of shares to, or subtracting that number of shares from the Consideration Shares; and (iii) allocating such increased number or reduced number of Consideration Shares pro rata to the EmergeIT Shareholders.

Any adjustment required above will be implemented initially by adjusting the number of escrowed shares held under this Agreement, such that:

•
in the case of a downward reduction in the number of shares to be issued to the EmergeIT Shareholders, a corresponding number of Exchangeable Shares held in escrow and representing the appropriate number of shares of common stock and preferred stock of Paid issuable to such holders will be cancelled; and

•
in the case of an upward increase in the number of shares to be issued to the EmergeIT Shareholders, a corresponding number of Exchangeable Shares exchangeable for shares of common stock and preferred stock of Paid will be issued to the EmergeIT Shareholders.

SCHEDULE “D”

RIGHT TO DISSENT

Pursuant to the provisions of Section 185 of the Business Corporations Act (Ontario) (the “OBCA”), a Shareholder is entitled to dissent and be paid the fair value of their Shares if the Shareholder objects to the special resolution and the special resolution becomes effective.

A Shareholder may dissent only with respect to all of the Shares of a class held by the Shareholder on behalf of any one beneficial owner and registered in the Shareholder’s name. However, a Shareholder is not entitled to dissent from the special resolution with respect to any Shares beneficially owned by one owner if the Shareholder votes any such Shares beneficially owned by that owner in favour of the special resolution.

In order to dissent, a Shareholder must send a written objection (an “Objection Notice”) to the special resolution to the Corporation at its principal office set forth in this notice of meeting, Attention: Allan Pratt and such Objection Notice must be received by the Corporation before the date of the Meeting.

A vote against the special resolution or an abstention in respect thereof does not constitute such an Objection Notice, but a Shareholder need not vote his or her Shares against the special resolution in order to dissent in respect of the special resolution. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the special resolution does not constitute an Objection Notice in respect of the special resolution, but any such proxy granted by a Shareholder who intends to dissent should be validly revoked in order to prevent the proxy holder from voting such Shares in favour of the special resolution and thereby disentitling the Shareholder from the right to dissent.

If the special resolution is approved, within 10 days following the date of the Meeting, the Corporation will deliver to each Shareholder who has filed an Objection Notice in respect of the special resolution, at the address specified for such purpose in such Shareholder’s Objection Notice, a notice stating that the special resolution has been adopted (the “Approval Notice”). An Approval Notice is not required to be sent to any Shareholder who voted for the special resolution or who has withdrawn an Objection Notice.

Within 20 days after receipt by a Shareholder of the Approval Notice or, if no Approval Notice is received by the dissenting Shareholder, within 20 days after such Shareholder learns that the special resolution has been adopted, the dissenting Shareholder is required to send a written notice to the Corporation, at the address set forth in the preceding paragraph, setting forth the Shareholder’s name and address, the number of Shares held in respect of which such Shareholder dissents and a demand for payment of the fair value of such Shares (the “Demand for Payment”).

Within 30 days thereafter, the Shareholder must send the Share certificates representing such shares of the Corporation.  Such Share certificates will be endorsed by the Corporation with a notice that the holder is a dissenting Shareholder and will be returned to the dissenting Shareholder. A Shareholder who fails to forward share certificates within the time required loses any right to make a claim for payment of the fair value of such Shareholder’s Shares.

On sending a Demand for Payment to the Corporation, a dissenting Shareholder ceases to have any rights as a Shareholder except the right to be paid the fair value of his or her Shares unless the dissenting Shareholder withdraws the Demand for Payment before the Corporation sends an Offer to Purchase as described below or the special resolution does not become effective, in which case such Shareholder’s rights are reinstated as of the date such Demand for Payment was sent. If a Shareholder fails to comply with each of the steps required to dissent effectively, the rights, privileges, restrictions and conditions attaching to such Shareholder’s Shares will be amended in accordance with the special resolution.

Not later than seven days after the later of the day on which the action approved under the special resolution becomes effective and the date the Corporation receives the Demand for Payment, the Corporation will send to each dissenting Shareholder a written offer (the “Offer to Pay”) to pay for the Shares that are the subject of the Objection Notice in an amount considered by the Board of Directors of the Corporation to be the fair value of such Shares as of the close of business on the day before the day on which the action approved by the special resolution becomes effective, accompanied by a statement showing how the fair value was determined. Every Offer to Pay for a class of Shares shall be on the same terms.

A dissenting Shareholder who accepts the Offer to Pay will be paid by the Corporation within 10 days of acceptance by the dissenting Shareholder of such offer, provided Share certificates representing the Shares held by such dissenting Shareholder have been delivered to the Corporation. The Offer to Pay lapses if the Corporation does not receive an acceptance of the Offer to Pay within 30 days after the date on which the Offer to Pay was made.

If the Corporation fails to make the Offer to Pay or a dissenting Shareholder fails to accept the Offer to Pay within the time limit prescribed therefor, the Corporation may apply under the OBCA to a court to fix a fair value for the Shares within 50 days after the day on which the action approved by the special resolution becomes effective or within such further period as the court may allow. Upon any application to a court by the Corporation, the Corporation shall notify each affected dissenting Shareholder of the date, place and consequences of the application and of such dissenting Shareholder’s right to appear and be heard in person or by counsel. If the Corporation fails to make such application, the dissenting Shareholder has the right to so apply within a further period of 20 days or within such further period as a court may allow.

All dissenting Shareholders whose Shares have not been purchased by the Corporation will be joined as parties to the application and will be bound by the decision of the court. The court may determine whether any person is a dissenting Shareholder who should be joined as a party and the court will fix a fair value for the Shares of all dissenting Shareholders. Provided that the special resolution becomes effective, a Shareholder who complies with each of the steps required to dissent effectively is entitled to be paid the fair value of the Shares in respect of which such Shareholder has dissented. Such fair value as determined by the court may be more than, less than or equal to the consideration to be received under the Offer to Pay.

The foregoing is a summary only of the rights of dissenting Shareholders. Any Shareholder desiring to exercise a right to dissent should seek legal advice since failure to comply strictly with the provisions of section 185 of the OBCA may prejudice that right. The right of a Shareholder to dissent is not exclusive of any other rights available to Shareholders generally, such as rights in respect of corporate directors’ duties of good faith and care under the OBCA or otherwise.

Appendix I	Form of Exchange and Call Rights Agreement

EXCHANGE AND CALL RIGHTS AGREEMENT

This EXCHANGE AND CALL RIGHTS AGREEMENT made as of October 5, 2016 (the “Agreement”), among Paid Inc. (“Paid”), a corporation incorporated under the laws of the State of Delaware, 2534841 Ontario Inc. (“Callco”), a wholly-owned subsidiary of Paid and a corporation incorporated under the laws of the Province of Ontario, ShipTime Canada Inc. (“Amalco”), a wholly-owned subsidiary of Paid and a corporation incorporated under the laws of the Province of Ontario, and Amalco in its capacity as agent and bare trustee on behalf of the holders of Exchangeable Shares (as defined herein) listed on Schedule “A” annexed hereto.

WHEREAS, in connection with an amalgamation agreement dated as of September 1, 2016, by and among Paid, emergeIT Inc., Callco, and Exchangeco, (the “Amalgamation Agreement”), emergeIT Inc. and Exchangeco are to amalgamate and form Amalco, and Amalco is to issue exchangeable preferred shares (the “Exchangeable Shares”) to certain persons in exchange for their securities of emergeIT Inc.;

WHEREAS, holders of Exchangeable Shares will be entitled to require Amalco to redeem such Exchangeable Shares and upon such redemption the Exchangeable Shares shall be exchanged by Amalco the Exchangeable Preferred Share Consideration;

WHEREAS, Callco will be entitled in certain events to require the exchange of the Exchangeable Shares for the Exchangeable Preferred Share Consideration pursuant to a support agreement dated as of the date hereof among Paid, Callco and Amalco (the “Support Agreement”);

WHEREAS, the parties intend the Exchangeable Shares to be economically equivalent to the Paid US Common Stock and Paid US Preferred Stock and for each Exchangeable Share to be treated as 480 shares of Paid US Common Stock and 3,344 shares of Paid US Preferred Stock outstanding for United States federal income and corresponding state and local Tax purposes;

WHEREAS, pursuant to the Amalgamation Agreement, Paid, Callco and Amalco are required to execute an exchange and call rights agreement substantially in the form of this Agreement;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Amalco. The following terms shall have the following meanings:

“Act” means the Business Corporations Act (Ontario), including the regulations promulgated thereunder, in either case as amended from time to time.

“Agreement” has the meaning ascribed thereto in the introductory paragraph.

“Amalco” has the meaning ascribed thereto in the introductory paragraph.

“Automatic Exchange Right” has the meaning ascribed thereto in Section 2.11(2).

“Callco” has the meaning ascribed thereto in the introductory paragraph.

“Amalgamation Agreement” has the meaning ascribed thereto in the recitals.

“Exchange Right” has the meaning ascribed thereto in Section 2.1.

“Exchangeable Shares” has the meaning ascribed thereto in the recitals.

“Exchangeco” has the meaning ascribed thereto in the introductory paragraph.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by Amalco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Amalco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or (ii) the filing by Amalco of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous Laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Amalco to contest in good faith any such proceedings within 30 days of becoming aware thereof, or the consent by Amalco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Amalco of a general assignment for the benefit of creditors, or the admission in writing by Amalco of its inability to pay its debts generally as they become due, or (iv) Amalco not being permitted, pursuant to solvency requirements of applicable Law and further to Section B8.1(d) of the Share Provisions, to redeem any Retracted Shares specified in a Retraction Request delivered to Amalco in accordance with Article B7 of the Share Provisions.

“Non-Affiliated Holders” mean the registered holders from time to time of Exchangeable Shares, other than members of the Paid Group.

“Officer’s Certificate” means, with respect to Paid, Callco or Amalco, as the case may be, a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other executive officer of Paid, Callco or Amalco, as the case may be.

“Other Corporation” has the meaning ascribed thereto in Section 3.4(c).

“Other Shares” has the meaning ascribed thereto in Section 3.4(c).

“Paid” has the meaning ascribed thereto in the introductory paragraph.

“Paid Group” means, collectively, Paid and any subsidiary of Paid, whether now in existence or hereafter created or acquired, including without limitation Callco and Amalco.

“Paid Liquidation Event” has the meaning ascribed thereto in Section 2.11(1).

“Paid Liquidation Event Effective Date” has the meaning ascribed thereto in Section 2.11(3).

“Paid Successor” has the meaning ascribed thereto in Section 3.1.

“Paid US Common Stock” means one share of Common Stock in the capital stock of Paid, par value $0.0001.

“Paid US Preferred Stock” means one share of Preferred Stock in the capital stock of Paid, par value $0.0001.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an “Article” or “Section” refers to the specified Article or Section of this Agreement.

1.3	Number, Gender, etc.

In this Agreement, unless the context otherwise requires words importing the singular number include the plural and vice versa. Words importing any gender shall include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4	Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in United States dollars, and “$” or “US$” refers to United States dollars and “C$” refers to Canadian dollars.

1.6	Payments

All payments to be made hereunder will be made without interest and less any Tax required by Canadian or United States Tax Law to be deducted and withheld.

ARTICLE 2

EXCHANGE RIGHT, AUTOMATIC EXCHANGE RIGHT AND

PAID SUPPORT

2.1	Grant and Ownership of the Automatic Exchange Right and the Exchange Right

Callco hereby grants to each Non-Affiliated Holder the Automatic Exchange Right. Callco hereby grants to each Non-Affiliated Holder the right upon the occurrence and during the continuance of an Insolvency Event, to require Callco to purchase from such holder all or any part of the Exchangeable Shares held by such holder, all in accordance with the provisions of this Agreement and to the extent permitted by applicable law (the “Exchange Right”). Paid hereby ratifies, approves and confirms the grant by Callco of each of the Automatic Exchange Right and the Exchange Right. Paid and Callco each hereby acknowledge receipt from the Non-Affiliated Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Automatic Exchange Right and the Exchange Right by Callco to the holders.

2.2	Restrictions On Transfer and Legended Share Certificates

Except as required or permitted under this Agreement, no holder of Exchangeable Shares may sell, transfer or otherwise dispose of their Exchangeable Shares unless, subject to applicable securities Laws in Canada and the United States, (i) such transaction is (in the case of a shareholder who is a natural person only) to a successor in interest as a result of their death; or (ii) in any other circumstance a transfer approved by the board of directors of each of Amalco and Paid. Amalco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the holder thereof of the Automatic Exchange Right, the Exchange Right and of their right to exercise the Exchange Right in respect of the Exchangeable Shares held by such holder.

2.3	Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by each holder in respect of the Exchangeable Shares held by such holder.

2.4	Purchase Price

The purchase price payable by Callco for each Exchangeable Share to be purchased by Callco under the Exchange Right shall be an amount per share equal to the Exchangeable Preferred Share Consideration.

2.5	Exercise Instructions

Subject to the terms and conditions herein set forth, a Non-Affiliated Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such holder on the books of Amalco.  To exercise the Exchange Right, the Non-Affiliated Holder shall deliver to Amalco, in person or by certified or registered mail, at its registered office, or at such other places in Canada as Amalco may from time to time designate by written notice to the Non-Affiliated Holders, the certificates representing the Exchangeable Shares which the holder desires Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles and by-laws of Amalco and such additional documents and instruments as Amalco may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the holder thereby exercises the Exchange Right so as to require Callco to purchase from the holder the number of Exchangeable Shares specified therein, (ii) that such holder has good title to and owns all such Exchangeable Shares to be acquired by Callco free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Paid US Common Stock and Paid US Preferred Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to Amalco, Callco and Paid of payment) of the Taxes (if any) payable as contemplated by Section 2.8 of this Agreement. If only a portion of the Exchangeable Shares represented by any certificate or certificates delivered to Amalco are to be purchased by Callco under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Amalco. In the event of any failure or refusal of Callco to do so, for any reason, the holder may exercise such rights by delivering a notice of exercise to like affect to Paid.

2.6	Delivery of Paid Common Stock and Paid Preferred Stock; Effect of Exercise

Promptly after receipt by Amalco of the certificates representing the Exchangeable Shares that a holder desires Callco to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of Taxes, if any, payable as contemplated by Section 2.8 or evidence thereof), duly endorsed for transfer to Callco, or as it may direct prior to closing, Amalco shall notify Callco and Paid of its receipt of the same, and Callco shall promptly thereafter deliver or cause to be delivered to the holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such holder), the Exchangeable Preferred Share Consideration deliverable in connection with such exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the holder requesting the same shall have paid (or provided evidence satisfactory to Amalco and Callco of the payment of) the Taxes (if any) payable as contemplated by Section 2.8 of this Agreement. Immediately upon the giving of notice by Amalco of the exercise of the Exchange Right, as provided in this Section 2.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the holder of such Exchangeable Shares shall be deemed to have transferred to Callco all of its right, title and interest in and to such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Exchangeable Preferred Share Consideration therefor, unless such Exchangeable Preferred Share Consideration is not delivered by Callco (or Paid, as the case may be) to such holder (or to such other person, if any, properly designated by such holder), within five Business Days of the date of the giving of such notice to Amalco, in which case the rights of the holder shall remain unaffected until such Exchangeable Preferred Share Consideration is so delivered and any such cheque or other property comprising a portion of the Exchangeable Preferred Share Consideration is paid. Concurrently with the closing of the transaction of purchase and sale contemplated by the Exchange Right, such holder shall be considered and deemed for all purposes to be the holder of the Paid US Common Stock and Paid US Preferred Stock delivered to it pursuant to the Exchange Right.

2.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Non-Affiliated Holder has delivered a Retraction Request pursuant to Article B7 of the Share Provisions, and provided that Callco has not exercised its Call Right with respect to the Retracted Shares and that the holder shall not have revoked the Retraction Request delivered by the holder to Amalco pursuant to Section B7.4(e) of the Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the holder of the exercise of the Exchange Right with respect to those Retracted Shares.

2.8	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Callco (or Paid, as the case may be) pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing Paid US Common Stock and Paid US Preferred Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the holder who is the holder of the Exchangeable Shares so sold or in such names as such holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such holder: (a) shall pay (and neither Paid nor Callco nor Amalco shall be required to pay) any documentary, stamp, transfer or other similar Taxes such holder may be legally required to pay in respect of any transfer involved in the issuance or delivery of such shares to a person other than such holder; or (b) shall have established to the satisfaction of Paid, Callco and Amalco that such Taxes, if any, have been paid.

2.9	Notices to Non-Affiliated Holders

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Amalco and Callco shall give written notice thereof to each Non-Affiliated Holder, which notice shall contain a brief statement of the right of the holders with respect to the Exchange Right.

2.10	Call Rights

The Liquidation Call Right, the Redemption Call Right, the Call Right and the Change of Law Call Right are hereby agreed to, acknowledged, consented to and confirmed.

2.11	Automatic Exchange Right

(1)	Paid or Callco, as the case may be, shall give each Non-Affiliated Holder written notice of each of the following events (each a “Paid Liquidation Event”) at the time set forth below:

(a)
in the event of any determination by the board of directors of Paid or Callco to institute voluntary liquidation, dissolution or winding up proceedings with respect to Paid or Callco or to effect any other distribution of assets of Paid or Callco among its stockholders for the purpose of winding up its affairs, at least 10 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

(b)
promptly following the earlier of (i) receipt by Paid or Callco of notice of, and (ii) Paid or Callco otherwise becoming aware of any instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Paid or Callco or to effect any other distribution of assets of Paid or Callco among its stockholders for the purpose of winding up its affairs in each case where Paid or Callco has failed to contest in good faith any such proceeding commenced in respect of Paid within 30 days of becoming aware thereof.

(2)
The notice contemplated by Section 2.11(1)(a) or 2.11(1)(b) shall include a brief description of the automatic exchange of Exchangeable Shares for the Exchangeable Preferred Share Consideration provided for in Section 2.11(3) below (the “Automatic Exchange Right”).

(3)
In order that the Non-Affiliated Holders will be able to participate on a pro rata basis with the holders of Paid US Common Stock and Paid US Preferred Stock in the distribution of assets of Paid or Callco in connection with a Paid Liquidation Event, immediately prior to the effective date (the “Paid Liquidation Event Effective Date”) of a Paid Liquidation Event all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Paid or its Subsidiaries) shall be automatically exchanged for the Exchangeable Preferred Share Consideration. To effect such automatic exchange, Paid or Callco shall, or shall cause a Permitted Affiliate to, subject to applicable law, purchase each Exchangeable Share outstanding on the last Business Day immediately prior to the Paid Liquidation Event Effective Date and held by a Non-Affiliated Holder, and each such holder shall sell free and clear of any liens, claims or encumbrances the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Preferred Share Consideration.

(4)
On the Business Day immediately prior to the Paid Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for the Exchangeable Preferred Share Consideration shall be deemed to have occurred, and each Non-Affiliated Holder shall be deemed to have transferred to Paid or Callco all of such holder’s right, title and interest in and to such Exchangeable Shares free and clear of any liens, claims or encumbrances and shall cease to be a holder of such Exchangeable Shares and Paid or Callco shall deliver or cause to be delivered to such holders the Exchangeable Preferred Share Consideration deliverable upon the automatic exchange of the Exchangeable Shares.  Concurrently with each such Non-Affiliated Holder ceasing to be a holder of Exchangeable Shares, such holder shall be considered and deemed for all purposes to be the holder of Paid US Common Stock and Paid US Preferred Stock delivered to it pursuant to the automatic exchange of such holder’s Exchangeable Shares for the Exchangeable Preferred Share Consideration and the certificates held by such holder previously representing the Exchangeable Shares exchanged by such holder with Paid or Callco pursuant to such automatic exchange shall thereafter be deemed to represent the Paid US Common Stock and Paid US Preferred Stock delivered to such holder by Paid or Callco pursuant to such automatic exchange. Upon the request of any holder and the surrender by such holder of Exchangeable Share certificates deemed to represent Paid US Common Stock and Paid US Preferred Stock, duly endorsed in blank and accompanied by such instruments of transfer as Paid or Callco may reasonably require, there shall be delivered to such holder certificates representing the Paid US Common Stock and Paid US Preferred Stock of which such holder is the holder and the remainder of the Exchangeable Preferred Share Consideration, if any.

2.12	Paid Common Stock

Notwithstanding anything herein to the contrary, the obligations of Paid to issue Paid US Common Stock and Paid US Preferred Stock, and Callco to deliver or cause to be delivered Paid US Common Stock and Paid US Preferred Stock, pursuant to the Automatic Exchange Right or the Exchange Right, are subject to all applicable laws.

2.13	Withholding Rights

Paid, Callco and Amalco shall be entitled to deduct and withhold from any consideration otherwise payable to any Non-Affiliated Holder of the Exchangeable Preferred Share Consideration such amounts (without duplication) as Paid, Callco or Amalco, as the case may be, is legally required to deduct and withhold with respect to such payment under the Tax Act or the U.S. Tax Code or any provision of federal, provincial, state, territorial, local or foreign Tax Law, in each case as amended or succeeded. In particular, any dividend paid on the Exchangeable Shares to Canadian resident holders may be subject to United States withholding tax as if such dividend had been paid on the Paid US Common Stock. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Paid, Callco and Amalco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Paid, Callco or Amalco, as the case may be, to enable it to comply with such deduction or withholding requirement and Paid, Callco or Amalco shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

2.14	No Fractional Entitlements

Notwithstanding anything contained in this Agreement, including, without limitation, Article 2, no Non-Affiliated Holder shall be entitled to, and Paid will not deliver, fractions of Paid US Common Stock or Paid US Preferred Stock.  Where the application of the provisions of this Agreement, including, without limitation, Article 2, would otherwise result in a Non-Affiliated Holder receiving a fraction of a Paid US Common Stock or Paid US Preferred Stock, the holder shall be entitled to receive the nearest whole number of Paid US Common Stock or Paid US Preferred Stock after rounding down the fractional share.

ARTICLE 3

PAID’S SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

Neither Paid nor Callco shall enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any Other Corporation (as defined below) or, in the case of a take-over, merger, arrangement, amalgamation or other business combination, of the continuing corporation resulting therefrom, but may do so if:

(a)
such Other Corporation or continuing corporation (the “Paid Successor”) by operation of Law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Paid Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Paid Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Paid or Callco, as the case may be, under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Non-Affiliated Holders hereunder.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the amendment provided for in Section 3.1 and thereupon the Paid Successor and such Other Corporation that may then be the issuer of the Paid US Common Stock and Paid US Preferred Stock shall possess and from time to time may exercise each and every right and power of Paid under this Agreement in the name of Paid or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Paid or Callco, as the case may be, or any officers of Paid or Callco may be done and performed with like force and effect by the directors or officers of such Paid Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any direct or indirect wholly-owned Subsidiary of Paid with or into Paid or the winding-up, liquidation or dissolution of any direct or indirect wholly-owned Subsidiary of Paid, provided that all of the assets of such Subsidiary are transferred to Paid or another direct or indirect wholly-owned Subsidiary of Paid, and any such transactions are expressly permitted by this Article 3.

3.4	Successor Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of a Paid Liquidity Transaction:

(a)
in which Paid merges or amalgamates with, or in which all or substantially all of the then outstanding Paid US Common Stock and Paid US Preferred Stock are acquired by, one or more other corporations to which Paid, immediately before such merger, amalgamation or acquisition, is “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Paid US Common Stock and Paid US Preferred Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Paid Liquidity Transaction, owns or controls, directly or indirectly, Paid, then:

(d)
all references herein to “Paid” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Paid Common Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the Paid Liquidity Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Paid Liquidity Transaction and the Paid Liquidity Transaction was completed, but subject to subsequent adjustments to reflect any subsequent changes in the capital of the Other Corporation, including without limitation, any sub-division, consolidation or reduction of share capital) without any need to amend the terms and conditions of this Agreement and without any further action required.

ARTICLE 4

AMENDMENTS

4.1	Amendments, Modifications, etc.

Subject to Section 4.2 hereof, this Agreement may not be amended or modified except by an agreement in writing executed by Paid, Callco and Amalco and approved by the holders of Exchangeable Shares in accordance with Section B12.2 of the Share Provisions.

4.2	Ministerial Amendments

Notwithstanding the provisions of Section 4.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all of the parties hereto for the protection of the Non-Affiliated Holders hereunder provided that the board of directors of each of Amalco, Paid and Callco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Non-Affiliated Holders as a whole;

(b)	evidencing the succession of a Paid Successor and the covenants and obligations assumed by each such Paid Successor in accordance with the provisions of Article 3;

(c)
making such amendments or modifications not inconsistent with this Agreement, as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Paid, Callco and Amalco, having in mind the best interests of the holders of Exchangeable Shares, it may be expedient to make, provided that such boards of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the rights or interests of the Non-Affiliated Holders as a whole; or

(d)
making such changes or corrections which, on the advice of counsel to Paid, Callco or Amalco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of Paid, Callco and Amalco shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Non-Affiliated Holders as a whole.

4.3	Meeting To Consider Amendments

Amalco, at the request of Paid or Callco, as the case may be, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Amalco, the Share Provisions and all applicable Laws.

4.4	Changes in Capital of Paid and Amalco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Paid US Common Stock, Paid US Preferred Stock or the Exchangeable Shares or any of the three are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Paid US Common Stock, Paid US Preferred Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

4.5	Execution of Supplemental Agreements

Notwithstanding Section 4.1, from time to time Amalco (when authorized by a resolution of its board of directors) and Paid (when authorized by a resolution of its board of directors) may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof for any one or more of the following purposes:

(a)	evidencing the succession of a Paid Successor and the covenants of and obligations assumed by each such Paid’s Successor in accordance with the provisions of Article 3;

(b)
making any additions to, deletions from or alterations of the provisions of this Agreement or the Exchange Right or the Automatic Exchange Right which will not be prejudicial to the interests of the Non-Affiliated Holders or are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Paid, Callco, Amalco or this Agreement; and

(c)
for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that the rights of the Non-Affiliated Holders will not be prejudiced thereby.

ARTICLE 5

TERMINATION

5.1	Term

This Agreement shall survive and continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Non-Affiliated Holder; or

(b)
each of Paid, Callco and Amalco elects in writing to terminate the Agreement and such termination is approved by the holders of Exchangeable Shares in accordance with Section B12.2 of the Share Provisions.

ARTICLE 6

GENERAL

6.1	Severability

If any term or provision of this Agreement is held invalid, unenforceable or contrary to Law, such term or provision shall be deemed to be severable from the other terms and provisions hereof, but only to the extent necessary to bring this Agreement within the requirements of Law, and the remainder of this Agreement shall be given effect as if the parties had not included the severed term herein; provided, however, that if the party that would be adversely affected by such severance demonstrates that a material inducement to its entering into this Agreement would be materially impaired, such party shall be entitled to seek an adjudication that this Agreement should be terminated on that ground.

6.2	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns and, subject to the terms hereof, to the benefit of the Non-Affiliated Holders.

6.3	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise).

6.4	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by registered mail or facsimile transmission (provided such transmission is recorded as being transmitted successfully) or other electronic means of communication addressed to the recipient as follows:

To Paid:

Paid Inc.
200 Fribey Parkway
Suite 4004
Westborough, MA
01581
Attention: Austin Lewis, IV
E-mail:                       alewis@paid.com

With a copy (which shall not constitute notice) to:

Mirick, O’Connell, DeMallie & Lougee, LLP
100 Front Street
Worcester, MA
01608-1477
Attention: Michael Refolo
E-mail:                       mrefolo@mirickoconnell.com

To Amalco and to Callco:

ShipTime Canada Inc./2534841 Ontario Inc.
3350 Fairview Street, Suite 3-232
Burlington, Ontario
L7N 3L5
Attention: Allan Pratt
Email: apratt@EmergeIT.com

With a copy (which shall not constitute notice) to:

Aluvion Professional Corporation
365 Bay Street, Suite 800
Toronto, Ontario
M5H 2V1
Attention: Eric Apps
Email:           eric@aluvionlaw.com

or to such other address, individual or electronic communication number as may be designated by notice given by any Party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

6.5	Notice to Non-Affiliated Holders

Any notice, request or other communication to be given to a Non-Affiliated Holder shall be in writing and shall be valid and effective if given by mail (postage pre-paid or by delivery) to the address of the holder recorded in the securities register of Amalco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

6.6	Risk of Payments By Post

Whenever payments are to be made or certificates or documents are to be sent to any holder of Exchangeable Shares by Amalco, Paid or Callco, or by such holder of Exchangeable Shares to Amaloc, Paid or Callco, the making of such payment or sending of such certificate or document sent through the post shall be at the risk of Amalco, in the case of payments made or documents by Amalco, Paid or Callco and the holder of Exchangeable Shares, in the case of payments made or documents by such holder.

6.7	Counterparts

The parties hereto agree that this Agreement may be signed in counterparts at different times and in different places without the parties hereto being in each other’s presence, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument. A copy of this Agreement executed by any party and transmitted by facsimile or other means of electronic communication shall be binding upon the parties in the same manner as an original executed and delivered in person.

6.8	Jurisdiction

This Agreement shall be construed and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein.

6.9	Third Party Beneficiaries and Attornment

Except for the holders of the Exchangeable Shares, there are no third party beneficiaries under this Agreement and no person other than the parties hereto and the holders of the Exchangeable Shares may claim any entitlement hereunder, or exercise any right hereunder, or perform any obligation hereunder, or make any claim in respect of this Agreement, without the prior written consent of the parties hereto.  The holders of Exchangeable Shares, on whose behalf Amalco acts as agent and bare trustee, shall be deemed to have acknowledged and consented to all of the terms and provisions of this Agreement as of the time of the issuance of the Exchangeable Shares registered in their name and the parties hereto shall be entitled, at their option, to require any such person to execute and deliver a counterpart copy of this Agreement at the time of delivery of the share certificate(s) evidencing such Exchangeable Shares ratifying and confirming the provisions of this Agreement and agreeing to be bound by them.

6.10	Jurisdiction and Conflict of Laws

Each of Paid, Callco and Amalco agrees that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Paid hereby appoints Amalco at its registered office in the Province of Ontario as attorney for service of process.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PAID INC.
Per:
Name: Austin Lewis, IV Title: President and CEO

2534841 ONTARIO INC.
Per:
Name: Allan Pratt Title: President

SHIPTIME CANADA INC.
Per:
Name: Allan Pratt Title: CEO